                                  SCHEDULE 14A
                                 (RULE 14a-101)

                    INFORMATION REQUIRED IN PROXY STATEMENT

                            SCHEDULE 14A INFORMATION
          PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES
                    EXCHANGE ACT OF 1934 (AMENDMENT NO.   )

Filed by the Registrant [X]

Filed by a Party other than the Registrant [ ]

Check the appropriate box:

[ ]  Preliminary Proxy Statement                [ ]  Confidential, for Use of the Commission
                                                     Only (as permitted by Rule 14a-6(e)(2))
[X]  Definitive Proxy Statement
[ ]  Definitive Additional Materials
[ ]  Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12

                               OFFICE DEPOT, INC.
--------------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)


--------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

[X]  No fee required.

[ ]  Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

     (1)  Title of each class of securities to which transaction applies:

     (2)  Aggregate number of securities to which transaction applies:

     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

     (4)  Proposed maximum aggregate value of transaction:

     (5)  Total fee paid:

[ ]  Fee paid previously with preliminary materials:

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1)  Amount Previously Paid:

     (2)  Form, Schedule or Registration Statement No.:

     (3)  Filing Party:

     (4)  Date Filed:

                               OFFICE DEPOT, INC.
                            2200 OLD GERMANTOWN ROAD
                          DELRAY BEACH, FLORIDA 33445

                          NOTICE OF ANNUAL MEETING OF
                                  SHAREHOLDERS

DATE.........................................    Thursday April 25, 2002
TIME.........................................    10:00 a.m. Local Time
LOCATION.....................................    The Renaissance Boca Raton Hotel
                                                 2000 N.W. 19th Street
                                                 Boca Raton, Florida 33431
                                                 (561) 368-5252
ITEMS OF BUSINESS............................    1.  To elect twelve (12) members of the
                                                     Board of Directors for the term described in
                                                     this proxy statement;
                                                 2.  To ratify our Board's appointment of
                                                     Deloitte & Touche LLP as independent
                                                     public accountants for the term
                                                     described in this proxy statement;
                                                 3.  To consider the Company's proposal to
                                                     amend the Company's Long Term Equity
                                                     Incentive Plan;
                                                 4.  To consider the establishment of an
                                                     Executive Bonus Plan by which the
                                                     Compensation Committee of our Board of
                                                     Directors will establish bonus targets
                                                     for the Company's executive management
                                                     employees;
                                                 5.  To transact any other business that may
                                                     properly come before the meeting.
RECORD DATE..................................    You must own shares (i.e. be a "holder of
                                                   record") of Office Depot common stock as of
                                                   the close of business on March 8, 2002
                                                   (the "Record Date") to attend and vote at
                                                   our Annual Meeting and any adjournment
                                                   thereof.
ANNUAL REPORT................................    Our 2001 Annual Report is enclosed with
                                                   these Proxy Materials.

                                          By order of the Board of Directors,

                                            /s/ David C. Fannin
                                          David C. Fannin
                                          Executive Vice President, General
                                          Counsel &
                                            Corporate Secretary

March 25, 2002

IT IS IMPORTANT THAT YOUR SHARES BE REPRESENTED AT THIS MEETING REGARDLESS OF THE NUMBER YOU OWN. EVEN IF YOU PLAN TO ATTEND THE MEETING IN PERSON, PLEASE PROMPTLY SIGN AND RETURN YOUR PROXY CARD IN THE ENCLOSED ENVELOPE OR VOTE YOUR SHARES ELECTRONICALLY USING A TOUCH-TONE TELEPHONE OR THE INTERNET AS EXPLAINED ON THE PROXY CARD.

FOR SECURITY REASONS, IF YOU PLAN TO ATTEND OUR ANNUAL MEETING, YOU MUST BRING THE TICKET ATTACHED TO YOUR PROXY CARD OR A PHOTO IDENTIFICATION AND PROOF OF OWNERSHIP OF SHARES AS OF MARCH 8, 2002.

                                    CONTENTS

                                                                PAGE NUMBER
                                                                -----------
PROXY STATEMENT & VOTING
     Purposes of the Meeting................................          1
     Voting Your Shares.....................................          1
     Proxies................................................          1
     Changing or Revoking Your Proxy........................          1
     Solicitation of Proxies................................          2
     Shareholders Eligible to Vote at Our Annual Meeting;
      List of Shareholders Available........................          2
     Establishing a Quorum..................................          2
MATTERS TO BE CONSIDERED
ITEM 1: ELECTION OF DIRECTORS...............................          3
     Nominees for Directors of Office Depot.................          3
     Biographical Information...............................          4
COMMITTEES OF OUR BOARD.....................................          7
DIRECTOR COMPENSATION.......................................          8
ITEM 2: RATIFICATION OF OUR BOARD'S APPOINTMENT OF
  INDEPENDENT PUBLIC ACCOUNTANTS............................          9
ITEM 3: PROPOSAL TO AMEND THE COMPANY'S LONG TERM EQUITY
  INCENTIVE PLAN............................................         10
ITEM 4: PROPOSAL TO APPROVE THE COMPANY'S BONUS PLAN FOR
  EXECUTIVE MANAGEMENT EMPLOYEES............................         17
STOCK OWNERSHIP INFORMATION.................................         20
EXECUTIVE COMPENSATION......................................         23
     Summary Compensation Table.............................         23
     Option Grants in Last Fiscal Year......................         24
     Aggregated Option Exercises in the Last Fiscal Year And
      Fiscal Year-End Option Values.........................         25
CEO COMPENSATION............................................         25
CONTRACTUAL ARRANGEMENT WITH OUR VICE-CHAIRMAN, IRWIN
  HELFORD...................................................         27
EMPLOYMENT AGREEMENTS WITH OTHER NAMED EXECUTIVE OFFICERS...         27
COMPENSATION COMMITTEE REPORT ON 2001 EXECUTIVE
  COMPENSATION..............................................         28
AUDIT COMMITTEE REPORT FOR 2002.............................         33
SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE.....         34
COPIES OF FORM 10-K AVAILABLE...............................         34
2003 SHAREHOLDER PROPOSALS..................................         34
COMMON STOCK PERFORMANCE GRAPH..............................         35
OTHER MATTERS...............................................         35

                                PROXY STATEMENT
                                    FOR THE
                     2002 ANNUAL MEETING OF SHAREHOLDERS OF
                               OFFICE DEPOT, INC.

                            2200 OLD GERMANTOWN ROAD
                          DELRAY BEACH, FLORIDA 33445
                            TELEPHONE (561) 438-4800

     This Proxy Statement contains important information about our 2002 Annual Meeting of Shareholders, to be held on April 25, 2002. We are mailing this Proxy Statement and accompanying proxy card to our shareholders on or about March 25, 2002.

     PURPOSES OF THE MEETING. Our Annual Meeting will provide you with an opportunity to vote your shares in connection with important matters outlined in the Notice of this Meeting. We have mailed you these proxy materials in connection with the solicitation of proxies by our Board of Directors (our "Board"). Our Board asks that you authorize your proxy to vote as they recommend.

     WE ENCOURAGE ALL OUR SHAREHOLDERS TO ATTEND OUR ANNUAL MEETING IF AT ALL POSSIBLE. PLEASE NOTE THAT FOR SECURITY REASONS, WE WILL REQUIRE THAT YOU PRESENT THE TICKET INCLUDED WITH THIS PROXY STATEMENT. IF YOU DO NOT HOLD A TICKET FOR ADMITTANCE, WE WILL REQUIRE POSITIVE PICTURE IDENTIFICATION FROM ALL ATTENDEES AT OUR ANNUAL MEETING. WE RESERVE THE RIGHT TO EXCLUDE ANY PERSON WHOSE NAME DOES NOT APPEAR ON OUR OFFICIAL SHAREHOLDER LIST. IF YOU HOLD SHARES IN "STREET NAME" AND DO NOT HAVE A TICKET, PLEASE BRING A LETTER FROM YOUR STOCKBROKER, OR A CURRENT BROKERAGE STATEMENT, TO INDICATE THAT THE BROKER IS HOLDING SHARES FOR YOUR BENEFIT. WE ALSO RESERVE THE RIGHT TO REQUEST ANY PERSON TO LEAVE THE ANNUAL MEETING WHO IS DISRUPTIVE, REFUSES TO FOLLOW THE RULES ESTABLISHED FOR THE MEETING OR FOR ANY OTHER REASON.

     VOTING YOUR SHARES. If you cannot attend the Meeting in person, you may vote your shares by proxy: (1) by completing, signing and returning your proxy card to us in the enclosed postage-paid envelope; (2) by voting electronically using a touch-tone telephone (1-800-435-6710); or (3) by using the Internet to vote your shares (www.eproxy.com/odp). If your shares are held in "street name" with a broker or similar party, you will need to contact your broker to determine whether you will be able to vote using one of these alternative methods. If you vote over the Internet, you may incur costs such as telephone and Internet access charges for which you will be responsible. If you choose to use the Internet or telephone to vote, you must do so by 4:00 p.m. Eastern time on April 24, 2002.

     OUR BOARD RECOMMENDS THAT YOU VOTE FOR ITS NOMINEES AS DIRECTORS OF THE COMPANY AS DESCRIBED IN ITEM 1, AND THAT YOU VOTE FOR THE RATIFICATION OF DELOITTE & TOUCHE LLP AS OUR INDEPENDENT ACCOUNTANTS AS DESCRIBED IN ITEM 2. THE BOARD ALSO RECOMMENDS THAT YOU VOTE FOR ITEM 3: AMENDMENTS TO OUR LONG TERM EQUITY INCENTIVE PLAN AND FOR ITEM 4: OUR PROPOSED EXECUTIVE MANAGEMENT BONUS PLAN.

     PROXIES. Our Board has appointed certain persons ("proxies") to vote proxy shares in accordance with the instructions of our shareholders. If you authorize the proxies to vote your shares, but do NOT specify how your shares should be voted, they will vote your shares as our Board recommends. We do not expect that any other matters will be presented for consideration at our Annual Meeting; but if they are, your shares will be voted as our Board recommends, including voting FOR Items 1 through 4, unless you withhold authority for proxies to vote on any such matter(s).

     CHANGING OR REVOKING YOUR PROXY. You can change or revoke your proxy at any time before it is exercised, (1) by mailing your request to our Corporate Secretary, David C. Fannin, Legal Department, at our corporate headquarters so that it is received not later than 4:00 p.m., on April 24, 2002, the day prior to our Annual Meeting, (2) by filing a proxy with a later date, or (3) by voting your shares by ballot in person at the Annual Meeting.

     SOLICITATION OF PROXIES. We are soliciting proxies by mail. However, with the help of our officers and employees, we may also solicit proxies in person, by telephone or over the Internet. Our employees do not receive additional compensation for their solicitation services. In addition, certain banking institutions, brokerage firms, custodians, trustees, nominees and fiduciaries who hold shares for the benefit of another party (the "beneficial owner") may solicit proxies for us. If so, they will mail proxy information to, or otherwise communicate with, the beneficial owners of shares of our common stock held by them. We have also hired Mellon Investor Services LLC ("MIS") to assist us in communicating with these institutions and forwarding solicitation materials to them, and we have agreed to pay MIS a fee of $12,000 plus reimbursement of their reasonable out-of-pocket expenses in connection with this service. We will also reimburse brokerage firms and other custodians, nominees and fiduciaries for their expenses incurred in sending proxies and proxy materials to beneficial owners of our common stock.

     SHAREHOLDERS ELIGIBLE TO VOTE AT OUR ANNUAL MEETING; LIST OF SHAREHOLDERS AVAILABLE. Anyone who owns shares of our common stock as of the close of business on March 8, 2002 (the "Record Date") will be entitled to vote at our Annual Meeting. Our official stock ownership records will conclusively determine whether you are a "holder of record" as of the Record Date. In accordance with Delaware law, a list of shareholders entitled to vote at the meeting will be available at the location of our Annual Meeting on April 25, 2002 and for ten days prior to the meeting between the hours of 9 a.m. and 4 p.m. Eastern time at our corporate headquarters in Delray Beach, Florida. As of March 8, 2002, there were 311,408,090 shares of common stock issued by Office Depot and owned by shareholders (i.e. excluding shares held in treasury by Office Depot). Each share of common stock is entitled to one vote on each matter considered at our Annual Meeting.

     ESTABLISHING A QUORUM. In order for us to transact business at our Annual Meeting, the holders of the majority of the outstanding shares of our stock must be present, either in person or by proxy. Shareholders will be counted as "present" at the meeting: (1) if they attend in person, (2) if they have properly voted by means of the Internet or by telephone, as described on the proxy card, or (3) if they have sent to the Company a properly signed proxy card. Shareholders choosing to abstain from voting and broker "non-votes" will be treated as present and entitled to vote for purposes of determining whether a quorum is present. Abstentions and broker "non-votes" will not be counted as a vote "for" or "against" any matter. However, abstentions will have the same effect as voting "no" or against a matter voted on at our Meeting which requires the affirmative vote of a majority of the shares present and voting. Broker non-votes will not be counted as shares entitled to vote and, accordingly will not affect the outcome with respect to any matter to be voted on at the meeting.

                                    * * * *

                  MATTERS TO BE CONSIDERED BY OUR SHAREHOLDERS

                         ITEM 1: ELECTION OF DIRECTORS

NOMINEES FOR DIRECTORS OF OFFICE DEPOT

     The Governance & Nominating Committee of our Board has recommended, and our Board has nominated, the following twelve individuals for election as directors at our Annual Meeting, to serve for a term of office that continues from the date and time of their election until our next Annual Meeting of Shareholders, or until their successors are elected and qualified. Our directors are elected by a plurality of the votes cast at the meeting, either in person or by proxy. The twelve nominees for directors who receive the highest number of votes cast at our Meeting will be elected. All of our directors form a single class of directors. Information about these individuals, their business experience and other relevant information is set forth below. One incumbent director, Irwin Helford, who is also Vice Chairman of our Board, has advised our Board of Directors of his decision not to seek re-election at the Annual Meeting, and he will be retiring from our Board effective upon the election of new directors for the coming year.

                   Lee A. Ault III                                       W. Scott Hedrick
                  Neil R. Austrian                                       James L. Heskett
                  Cynthia R. Cohen                                       Michael J. Myers
                   David I. Fuente                                         Bruce Nelson
                  Brenda J. Gaines                                     Frank P. Scruggs, Jr.
                   Bruce S. Gordon                                       Peter J. Solomon

     Should any of these nominees become unable to serve, or otherwise become unavailable for election (for example, if any of them should become ill or incapacitated or should die), the current members of our Board of Directors (by majority vote) may name another person as a substitute nominee. If a substitute nominee is named by our Board, all proxies will be voted for the person so named (unless you specify on your proxy card to withhold voting for such person). Our Board is not required to name a substitute nominee. If a substitute nominee is not named, all proxies will be voted for the election of the remaining nominees (or as directed on your proxy card). In no event will more than twelve (12) directors be elected at our Annual Meeting.

                       YOUR BOARD OF DIRECTORS RECOMMENDS
                    A VOTE FOR ITEM 1 ON YOUR PROXY CARD --
               ELECTION OF ALL NOMINEES LISTED ABOVE AS DIRECTORS

                   BIOGRAPHICAL INFORMATION ON THE CANDIDATES

[LEGEND KEY: 1 = AUDIT COMMITTEE; 2 = COMPENSATION COMMITTEE AND 3 = GOVERNANCE & NOMINATING COMMITTEE]

LEE A. AULT III (1)                                                      AGE: 65

     Mr. Ault has served as a one of our directors since August 1998. He is currently Chairman of the Board of In-Q-Tel, Inc., an information technology company. Mr. Ault served as Chief Executive Officer of Telecredit, Inc., a payment services company, from November 1968 until January 1992. He also was President of Telecredit, Inc. from 1968 until 1983 and Chairman of the Board from 1983 until January 1992. Telecredit, Inc. was merged into Equifax, Inc. in December 1990. Since 1990, Mr. Ault has served as a director of Equifax, Inc. He served as a director of Viking Office Products, Inc. ("Viking") from 1992 until August 1998 when we merged with Viking. He also is a director of American Funds Insurance Series, a private investment management company.

NEIL R. AUSTRIAN (2)                                                     AGE: 62

     Mr. Austrian has served as one of our directors since August 1998. Mr. Austrian served as President and Chief Operating Officer of the National Football League from April 1991 until December 31, 1999. He was a Managing Director of Dillon, Read & Co. Inc. from October 1987 until March 1991. Mr. Austrian served as a director of Viking from January 1988 until August 1998 when we merged with Viking. He also serves as a director of REFAC Technology Development Corporation, a publicly traded company, of iWon.com, Inc., a private Internet portal company and of Integrated Photonics, Inc., a private manufacturing concern.

CYNTHIA R. COHEN (2) (3)                                                 AGE: 49

     Ms. Cohen has served as one of our directors since July 1994. She is the President of Strategic Mindshare, a marketing and strategy consulting firm. Prior to founding this firm in 1990, she was a Partner with Deloitte Consulting. Ms. Cohen is a director of The Sports Authority, Inc., and Hot Topic, both publicly traded companies and a director of several privately held companies.

DAVID I. FUENTE                                                          AGE: 56

     Mr. Fuente has been a director since he joined Office Depot in December 1987 and until December 29, 2001, he served as Chairman of our Board, when he was succeeded in that capacity by our Chief Executive Officer, Bruce Nelson. Until July 17, 2000, Mr. Fuente also served as Chief Executive Officer of our Company. He is a director of Ryder System, Inc., a publicly traded company, and Dick's Sporting Goods, a privately held company.

BRENDA J. GAINES (1)                                                     AGE: 52

     Ms. Gaines was elected to fill a newly created position on our Board by action of our Board of Directors, effective February 7, 2002. Ms. Gaines has served since 1999 as North American President of Diners Club International, a Division of Citigroup. From 1994 until 1999, she served as Executive Vice President, Corporate Card Sales for Diners Club International, and prior to that she served in various positions of increasing responsibility within Citigroup or its predecessor corporations from 1988. From 1985 to 1987, Ms. Gaines was Deputy Chief of Staff for the Mayor of the City of Chicago. She serves on the Boards of the Dr. Martin Luther King Jr. Boys and Girls Clubs, Junior Achievement and the Chicago Museum of Science and Industry, all non-profit boards in the City of Chicago.

BRUCE S. GORDON (2)                                                      AGE: 56

     Mr. Gordon was elected to fill a newly created position on our Board by action of our Board of Directors, effective February 7, 2002. Mr. Gordon is President of the Retail Markets Group of Verizon Communications, Inc. of New York, a position he has held since 2000. From 1998 to 2000, he was President of the Enterprise Business Unit of Bell Atlantic Corporation, and prior to serving in that position, he served in various executive positions within the Bell Atlantic organization, including Group President Retail (1996 to 1998) and Group President, Consumer and Small Business Services (1994 to 1996). Mr. Gordon is a member of the Board of Directors of The Southern Company, a publicly held company, and Bartech Personnel Services, Inc., a private company. He is a Trustee of Gettysburg College and of the Alvin Ailey Dance Foundation. In 1998, Mr. Gordon was named Black Enterprise Executive of the year by Black Enterprise Magazine.

W. SCOTT HEDRICK (2)                                                     AGE: 56

     Mr. Hedrick has served as one of our directors since April 1991. From November 1986 until April 1991, he was a director of The Office Club, Inc., which has been our subsidiary since April 1991, when it was acquired by Office Depot. He was a founder and has been a general partner of InterWest Partners, a venture capital fund, since 1979. Mr. Hedrick is also a director of Pearl Izumi and Sagus International, both private companies; as well as Golden State Vintners, Inc. and Hot Topic, both publicly traded companies.

JAMES L. HESKETT (1) (3)                                                 AGE: 68

     Mr. Heskett has served as one of our directors since May 1996. Mr. Heskett has served on the faculty of the Harvard University Graduate School of Business Administration since 1965. He has taught courses in marketing, business logistics, the management of service operations, business policy and service management. He is also a director of Vanderweil Engineers, Inc., Intelliseek, Inc. and We Go, Inc., all privately held companies.

MICHAEL J. MYERS (1)                                                     AGE: 61

     Mr. Myers has served as one of our directors since July 1987. He is the President and a director of First Century Partners Management Company, an advisor to private venture capital equity funds. He is also a director of Salomon Smith Barney Venture Corp., a wholly-owned subsidiary of Smith Barney Holdings, Inc., which acts as the managing general partner of two private venture capital equity funds. From 1976 until January 1992, he was President of Salomon Smith Barney Venture Corp., and also a Managing Director of Smith Barney, Harris Upham & Co., Inc. from 1980 until 1992. Mr. Myers is a director of Floral Plant Growers, L.L.C., HASCO Holdings Corp., RomaCorp, Inc. and Wisconsin Porcelain Company, Inc., all privately held companies.

BRUCE NELSON                                                             AGE: 57

     Mr. Nelson has been Chairman of our Board of Directors since December 29, 2001 and our Chief Executive Officer since July 17, 2000. Previously, he served both as President of Office Depot International and as President and Chief Operating Officer of our subsidiary, Viking Office Products, Inc. He has been one of our directors since he joined us in August 1998. From January 1996 until August 1998, he served as President and as a Director of Viking. From July 1995 until January 1996, Mr. Nelson was Chief Operating Officer of Viking, and from January 1995 until July 1995, he was Executive Vice President of Viking. From 1990 until July 1994, Mr. Nelson was President and Chief Executive Officer of BT Office Products USA. He had previously worked for over 22 years at Boise Cascade Office Products in a number of executive positions.

FRANK P. SCRUGGS, JR. (1)                                                AGE: 50

     Mr. Scruggs has served as one of our directors since October 1996. Since May 1995, Mr. Scruggs has been an attorney and shareholder in the law firm of Greenberg Traurig LLP, Fort Lauderdale, Florida. Greenberg Traurig provided us with legal services during 2001. Mr. Scruggs specializes in the representation of management in employment and governmental law matters. From January 1984 until April 1995, Mr. Scruggs was a partner in the law firm of Steel, Hector & Davis, Miami, Florida, other than during the period from January 1991 to July 1992, when he served as Secretary of Labor for the State of Florida. Mr. Scruggs is a director of Blue Cross and Blue Shield of Florida, a mutual insurance company.

PETER J. SOLOMON (3)                                                     AGE: 63

     Mr. Solomon has served as one of our directors since April 1990. He is Chairman of Peter J. Solomon Company Limited ("PJSC"), an investment banking firm. PJSC provided us with professional services in 2001. From 1985 to 1989, Mr. Solomon was a Vice Chairman and a member of the board of directors of Shearson Lehman Hutton, Inc. Mr. Solomon is a director of Monroe Muffler/Brake, Inc., Baker, Fentress and Company, and Phillips-VanHeusen Corporation, all publicly traded companies.

                                    * * * *

                            COMMITTEES OF OUR BOARD

     Our Board has established three standing committees -- Audit, Compensation, and Governance & Nominating. Our Board met five (5) times during fiscal 2001 and acted three (3) times by unanimous written consent. All of our directors attended more than 75% of the total number of Board meetings and meetings of the committees on which they serve.

                                                                 FUNCTIONS             NUMBER OF MEETINGS OR ACTIONS
COMMITTEES                       MEMBERSHIP                  (HIGHLIGHTS ONLY)              BY CONSENT IN 2001
---------------------  -------------------------------  ----------------------------  -------------------------------
Audit Committee(1)...  Michael J. Myers, Chairman       1. Meets with internal and    Met eight (8) times during 2001
                       Lee A. Ault III                     external auditors re
                       Brenda J. Gaines                    audit results
                       James L. Heskett                 2. Recommends engagement of
                       Frank P. Scruggs, Jr.(2)            & ensures independence of
                                                           outside audit firm
                                                        3. Reviews effectiveness of
                                                           internal controls
                                                        4. Oversees compliance with
                                                           Code of Ethical Conduct

Compensation           W. Scott Hedrick, Chairman       1. Approves salaries and      Met four (4) times during 2001
  Committee..........  Neil R. Austrian                    incentive compensation of
                       Cynthia R. Cohen                    elected officers, as well
                       Bruce S. Gordon                     as the compensation of
                                                           our Board members.
                                                        2. Reviews compensation of
                                                           certain other executive
                                                           management employees
                                                        3. Administers employee
                                                           benefit plans, including
                                                           our Long Term Equity
                                                           Incentive Plan (stock
                                                           option plan)
                                                        4. Reviews management
                                                           succession planning.
Governance &
  Nominating
  Committee..........  James L. Heskett, Chairman       1. Reviews and makes          Met two (2) times during 2001
                       Cynthia R. Cohen                    recommendations to Board
                       Peter J. Solomon                    concerning the size and
                                                           composition of our Board
                                                           and its committees and
                                                           the recruitment and
                                                           selection of directors
                                                        2. Nominates director
                                                           candidates for election
                                                           at Annual Meetings
                                                        3. Reviews and makes recom-
                                                           mendations to Board
                                                           concerning corporate
                                                           governance policies and
                                                           practices
                                                        4. Approves certain
                                                           financial undertakings,
                                                           including investments of
                                                           our Company, between
                                                           meetings of our full
                                                           Board.

---------------

(1) Our Board has reviewed and made the determinations required by the New York Stock Exchange and the United States Securities and Exchange Commission ("SEC") regarding the independence of, and the financial acumen of, the members of our Audit Committee. A report from our Audit Committee is set forth below.
(2) With respect to Mr. Scruggs's membership on the Audit Committee, our Board has carefully considered the fact that we employ the services of Mr. Scruggs's law firm, Greenberg Traurig LLP, from time to time, and it has made the determination required by Rule 303 of the New York Stock Exchange that the relationship with Mr. Scruggs's law firm does not interfere with his exercise of independent judgment as a member of this Committee.

                             DIRECTOR COMPENSATION

     For 2001, our Directors who are not employees of the Company were paid an annual stipend of $25,000 and received a fee of $2,500 for each Board meeting and $1,000 for each Committee meeting ($1,500 for the Committee Chair) attended by them. They also were reimbursed for expenses incurred in such attendance. Under our Long Term Equity Incentive Plan, the amount of options granted to our non-employee directors and the terms and provisions of these options are at the discretion of our Board's Compensation Committee. Non-employee Directors were awarded options to purchase 11,250 shares of our common stock in 2001, and it is anticipated that non-employee Directors will receive options to purchase 11,250 shares of Office Depot common stock in 2002 upon their election to the Board. Non-employee Directors are permitted to defer 100% of their compensation under a deferred compensation plan.

                                    * * * *

 ITEM 2:   RATIFICATION OF OUR BOARD'S APPOINTMENT OF DELOITTE & TOUCHE LLP AS
                  OUR INDEPENDENT PUBLIC ACCOUNTANTS FOR 2002

INFORMATION ABOUT THE AUDITORS

     Our Board has reappointed the certified public accounting firm of Deloitte & Touche LLP as independent accountants to audit our consolidated financial statements for the fiscal year ending December 28, 2002. Deloitte & Touche LLP has audited our consolidated financial statements each year since 1990. Representatives of Deloitte & Touche LLP will be present at our Annual Meeting with the opportunity to make a statement if they desire to do so, and they will be available to respond to appropriate questions from shareholders. Although our Board already has designated Deloitte & Touche LLP as our auditors for 2002, we request the shareholders to confirm this appointment by our Board. Regardless of the vote of the shareholders, our Board's decision to appoint Deloitte & Touche LLP as our auditors for this year will not be changed, but our Board will consider the vote of our shareholders in selecting independent accountants to serve as our outside auditors in future years.

AUDIT FEES

     The aggregate fees billed by our independent accountants for professional services rendered in connection with (i) the audit of our annual financial statements set forth in our Annual Report on Form 10-K for the fiscal year ended December 29, 2001, and (ii) the review of our quarterly financial statements set forth in our Quarterly Reports on Form 10-Q for each of our fiscal quarters, were approximately $1,428,000.

FINANCIAL INFORMATION SYSTEMS DESIGN AND IMPLEMENTATION FEES

     We did not engage our independent accountants to provide any professional services in connection with (i) operating or supervising the operation of, our information system or managing our local area network or (ii) designing or implementing a hardware or software system that aggregates source data underlying the financial statements or generates information that is significant to the Company's financial statements taken as a whole.

ALL OTHER FEES

     The aggregate fees paid to our independent accountants for all other matters in fiscal year 2001 was $3,407,000. Of that total amount, we incurred audit-related fees of $177,000 for services rendered in connection with a debt offering in 2001, audit of our employee benefit plans, registration statements and litigation support. We also incurred fees for all other services rendered by our independent accountants for our most recent fiscal year of approximately $1,105,000. In addition, the total of aggregate fees includes amounts we paid to Deloitte Consulting of approximately $2,125,000 for various consulting projects, including assisting in our developing an improved warehouse management system and an overall review of our IT systems. Deloitte & Touche has recently announced its intent to separate Deloitte Consulting from the Deloitte & Touche LLP accounting firm.

     The Audit Committee of our Board has determined that the non-audit services rendered by our independent accountants during our most recent fiscal year are compatible with maintaining their independence.

    YOUR BOARD OF DIRECTORS RECOMMENDS A VOTE FOR ITEM 2 ON YOUR PROXY CARD
                   -- RATIFICATION OF THE BOARD'S APPOINTMENT
    OF DELOITTE & TOUCHE LLP AS OUR INDEPENDENT PUBLIC ACCOUNTANTS FOR 2002

          SUMMARY INTRODUCTION TO ITEMS 3 AND 4 -- PROPOSED CHANGES IN
           HOW WE MOTIVATE AND REWARD EXECUTIVE MANAGEMENT EMPLOYEES;
          ALIGNING THEIR INTERESTS MORE CLOSELY WITH OUR SHAREHOLDERS

     The following two Proposals, Items 3 and 4, embody proposed changes in how we compensate our executive management employees. We plan to incentivize those employees in the following key ways, going forward:

     1. Awards of a lesser number of traditional stock options, under our Long Term Equity Incentive Plan (the "Option Plan"), than have been awarded to these persons in the past.

     2. Awards of "Performance-Accelerated Stock Options" under our Option Plan, which have a shorter life and a longer vesting schedule than traditional stock options, but as to which vesting will accelerate if our Company meets or exceeds certain performance criteria, measured against a peer group of companies.

     3. Awards of "Performance Shares" under a compensation plan that provides for our executive managers to be awarded a given number of shares of our stock after a three-year performance cycle, provided that our Company meets or exceeds certain performance criteria, measured against a peer group of companies.

     4. A bonus plan that affords our Compensation Committee maximum flexibility to fashion annual bonus targets that take into account various types of performance criteria that provide the most accurate measures of performance by our management team.

     In order to implement this revised compensation strategy, which we believe is highly performance-based and is calculated to reward our executive managers when they reward shareholders with superior performance by our Company, we need to make certain revisions to the definitions in our Option Plan of the criteria on which our Compensation Committee may award performance - accelerated stock options and performance shares. Our directors are also eligible to receive performance-accelerated stock options and performance shares under our Option Plan. In addition, our shareholders need to ratify a restatement of our management bonus plan, to include the scope of criteria which our Compensation Committee may use to fashion annual bonus plans for our executive management team that accomplish the goals outlined above.

     We urge you to carefully consider the following two important proposals from our Board of Directors, who respectfully urge our Shareholders to vote in favor of these proposals.

   ITEM 3 -- PROPOSAL TO AMEND THE COMPANY'S LONG TERM EQUITY INCENTIVE PLAN

PURPOSE OF THE PLAN

     Our Long-Term Equity Incentive Plan (the "Plan") exists to provide one important component of compensation for our officers, directors and certain key employees. The Plan has been adopted and previously approved by our shareholders for the purpose of attracting, retaining and rewarding the best available persons for positions of substantial responsibility in our Company. In addition, the Plan serves to align the interests of our officers, directors and key employees with the interests of our shareholders, since the benefits of the Plan are realized generally only if the market price of our stock increases in the marketplace. The Plan permits issuance of stock options (both incentive stock options and non-qualified stock options), Stock Appreciation Rights ("SARs"), Restricted Shares, and Performance Awards relating to our stock. Grants are made in the discretion of the Compensation Committee of our Board of Directors, which Committee consists solely of independent, outside directors of our Company.

REASONS FOR PROPOSED AMENDMENTS TO THE PLAN

     The Compensation Committee has recommended to our Board, and our Board now recommends to our shareholders, that certain changes be made in the Plan. These changes are primarily directed towards making the Plan even more responsive to shareholder concerns and to further align the interests of our executive management team with the interests of shareholders.

PERFORMANCE ACCELERATED STOCK OPTIONS

     In recent years, a number of companies have moved to various types of performance-based stock options. Some of these plans utilize stock options granted at exercise prices that are at a fixed amount or a fixed percentage above the market price of the issuer's stock on the date of grant. Others use so-called performance-contingent options, where the stock option is forfeited if a certain level of stock price performance is not achieved. Yet others use what are referred to as performance-accelerated stock options. These stock options are issued at the market price on the date of grant, but have a significantly longer vesting schedule than traditional stock options. Vesting may be accelerated, however, if specified company performance criteria are met.

     Our Compensation Committee and Board have determined that Office Depot should utilize the third of these alternatives, or performance-accelerated stock options, as a component of the stock option grants to our Chairman and Chief Executive Officer, our Division Presidents, our Executive Vice Presidents and our directors.

DESCRIPTION OF PLAN CHANGES REQUIRED TO IMPLEMENT THIS PROPOSAL

     Currently our Plan does not specifically provide for performance-accelerated stock options or for the permissible criteria which our Compensation Committee and Board believe should be available to measure performance for purposes of determining whether accelerated vesting of performance-accelerated stock options is permitted. We have proposed including several alternative measurements, from which our Compensation Committee may choose in determining whether vesting should be accelerated.

     These include:

     - Total Shareholder Return (TSR) -- This measure looks at the increase in the Company's stock price over a given period of time (plus dividends, if any are paid), as measured against the average increase in stock price of a group of peer companies in our industry. While the Committee has discretion in determining the peer group of companies, these will generally be the same peer companies which our Compensation Committee considers in determining whether the total compensation paid to our executives is in line with industry standards.

     - Pre-Tax Earnings of the Company

     - Net Earnings of the Company

     - Earnings per Share (EPS)

     - Return on Equity

     - Return on Net Assets (RONA)

     - Earnings Before Interest and Taxes (EBIT)

     - Earnings Before Interest, Taxes, Depreciation and Amortization (EBITDA)

     - Comparable Store Sales

     - Cash Flow

     - Sales per Square Foot of Retail Space

PERFORMANCE SHARES

     Our Plan already provides for granting to our senior executives and to our directors, at the discretion of the Compensation Committee, as an incentive to increase shareholder returns, awards of performance shares under the Plan, requiring sustained shareholder returns over time. However, the criteria which our Compensation Committee may use in measuring performance for purposes of such performance shares lacks the flexibility our Committee needs. The proposed Plan amendments will expand those criteria. In practical application, our Compensation Committee intends to use a period of three years as the measurement period for each grant of performance shares. Our Company's Total Shareholder Return over the measurement period will then be compared against the industry peer group referred to above. Pursuant to a formula established by our Compensation Committee, participants in this aspect of the Plan would receive a number of shares of our Company stock ranging from 0% to as much as 150% of the number designated for that participant at the outset of the three-year program cycle. Each year our Compensation Committee will consider anew the persons participating in this aspect of our Plan and the measurement criteria to be utilized, and a new three year cycle will begin.

DESCRIPTION OF PLAN CHANGES REQUIRED TO IMPLEMENT THIS PROPOSAL

     As with the performance-accelerated stock options referred to above, the implementation of these proposed changes to our Plan requires the addition of permissible performance criteria, including TSR, to the list of criteria that our Compensation Committee can use to measure performance for purposes of determining how many performance shares have been earned by the plan participants. In the event the shareholders should decline to approve Plan amendments, including the addition of TSR as a measurement standard available to our Compensation Committee, then the Committee intends to use the three-year growth in earnings per share (EPS) relative to the peer group as a measurement standard. EPS is already approved as a measurement criterion under our Plan.

INCREASE OF ANNUAL LIMIT ON NUMBER OF OPTIONS THAT MAY BE GRANTED TO ANY ONCE RECIPIENT

     In addition to the other changes, we are requesting that our shareholders approve an increase in the number of shares of our common stock underlying stock options and/or SARs that may be granted to any one recipient under our Plan from one million shares to two million shares. The current limit has been in effect for several years, and we feel that, while the current one million share limit is unlikely to be exceeded often, the flexibility may be required by our Compensation Committee from time to time, particularly in the area of providing competitive compensation to our CEO and possibly other executive management employees.

GENERAL DESCRIPTION OF THE PLAN

     General. The Plan, which our shareholders approved in its basic form, effective October 1, 1997, allows our Compensation Committee to grant stock options, stock appreciation rights ("SARs") in tandem with options, restricted stock, performance awards and any combination of the foregoing to directors, officers, key employees, and certain other key individuals who perform services for our Company. The purpose of adopting the Plan was to incentivize eligible individuals to maximize shareholder value and otherwise contribute to the success of our Company. The Plan also enables us to attract, retain and reward the best available persons for positions of substantial responsibility.

     The Plan is administered by our Compensation Committee. As grants to be awarded under the Plan are made entirely at the discretion of this Committee, the recipients, amounts and values of future benefits to be received pursuant to the Plan are not determinable. The shares of our Common stock reserved for issuance pursuant to the Plan are subject to adjustment in the event of a reorganization, recapitalization, stock split, stock dividend or similar change in our corporate structure or the outstanding shares of our common stock. Such shares may be authorized and unissued or reacquired and held as treasury shares.

     Eligibility. Our directors (whether or not employees), officers and key employees, including those of our subsidiaries, who are selected by our Compensation Committee are eligible to receive grants pursuant to the Plan. However only our domestic employees may receive grants of incentive stock options. Approximately 3,500 of our employees participate in the Plan.

     Stock Options. Pursuant to the Plan, our Compensation Committee may award grants of incentive stock options ("incentive options") conforming to the provisions of Section 422 of the Internal Revenue Code (the "Code"), and other stock options ("non-qualified options"). The number of shares of our common stock underlying grants of options and/or SARs made to any participant in any one year shall not exceed 1,000,000 shares. We are asking, as part of the overall Plan amendments that this limit be increased to 2,000,000 shares per year to any one recipient. The exercise price of any option is determined by our Compensation Committee in its discretion at the time of the grant, but may not be less than 100% of the fair market value of a share of our stock on the grant date. The exercise price of an incentive option awarded to a person who owns stock constituting more than 10% of the voting power of our Company may not be less than 110% of such fair market value on such date. The Plan also provides that no option or SAR may be granted in substitution for a previously granted option or SAR if the new award would have a lower option exercise price or SAR appreciation base than the award it replaces.

     The term of each option is established by our Compensation Committee, subject to a maximum term of ten years from the date of grant (or five years from the grant date in the case of an incentive option granted to a person who owns stock constituting more than 10% of the voting power of Office Depot). In addition, the Plan provides generally that all options cease vesting on, and terminate 90 days after, the date on which a grantee ceases to be a director, officer or employee of, or to otherwise perform services for, Office Depot or its subsidiaries. The Plan does provide for certain exceptions.

     Unless our Compensation Committee decides otherwise:

     (a) Upon a Plan grantee's death while still an employee of our Company, all of the grantee's options become fully vested and exercisable and remain so for 24 months after the date of death, provided that all incentive options must be exercised within twelve months of the grantee's death or they will be treated as non-qualified stock options under the plan;

     (b) Upon the retirement of a grantee, only the options vested as of the date of retirement will remain exercisable for a period of 90 days after retirement;

     (c) Upon a grantee's termination for cause, all options terminate immediately and are forfeited; and

     (d) Upon a change in control of Office Depot, all options become fully vested and exercisable.

     Upon exercise of an SAR, the grantee will receive an amount in cash and/or shares of our common stock equal to the difference between the fair market value of a share of our common stock on the date of exercise and the exercise price of the option to which it relates, multiplied by the number of shares as to which the SAR is exercised.

     Restricted Stock. Under the Plan, our Compensation Committee also may award restricted stock subject to conditions and restrictions, and for such duration (which shall be at least three years, subject to partial vesting at the end of year one and at any time thereafter), as determined by the Committee in its discretion. Except as otherwise provided by our Compensation Committee, all restrictions on a grantee's restricted stock will lapse immediately prior to a change in control of our Company or at such time as the grantee ceases to be a director, officer or employee of, or otherwise perform services for us or one of our subsidiaries due to death or retirement. Unless our Compensation Committee decides otherwise, if a grantee ceases to serve as a director, officer or employee of, or otherwise perform services for, our Company, other than as a result of death or retirement, all of his or her restricted stock as to which the applicable restrictions have not lapsed will be forfeited immediately.

     Performance Awards. Our Compensation Committee may grant performance awards contingent upon achievement of set goals and objectives with respect to specified performance criteria, such as return on equity, over a specified performance cycle, as designated by the Committee. See the discussion of Performance Shares above in this discussion. Performance awards may include specific dollar-value target awards, performance units, (the value of which is established by our Compensation Committee at the time of grant) and/or performance shares, the value of which is equal to the fair market value of a share of our common stock on the date of grant. The value of a performance award may be fixed or may fluctuate on the basis of specified performance criteria. The number of shares of our common stock or the amount of cash that can be granted to a participant to satisfy a performance award in any one year cannot exceed 100,000 shares or $2.0 million, respectively.

     Except as otherwise provided by our Compensation Committee, in the event of a change in control of our company, or if a grantee ceases to be a director, officer or employee of, or otherwise perform services for, Office Depot or its subsidiaries due to death, or retirement, prior to completion of a performance cycle, the grantee will receive the portion of the performance award payable to him or her based upon the achievement of the applicable performance criteria over the elapsed portion of the performance cycle. If a grantee ceases to be a director, officer or employee of, or otherwise perform services for us or one of our subsidiaries for any reason other than death or retirement prior to completion of a performance cycle, the grantee will become ineligible to receive any portion of a performance award.

     Vesting. The terms and conditions of each award made under the Plan, including vesting requirements, will be set forth, consistent with the Plan, in a written document provided to each grantee. Unless our Compensation Committee determines otherwise, no award under the Plan may vest and become exercisable within twelve months of the date of grant; other than immediately prior to a change in control of our Company and in certain other circumstances upon a participant's termination of employment or performance of services as described above.

     Transferability. Unless our Compensation Committee determines otherwise, no award made pursuant to the Plan will be transferable otherwise than by will or the laws of descent and distribution, and each award may be exercised only by the grantee or his or her guardian or legal representative.

     Amendment and Termination of the Plan. No options may be granted under the Plan after the close of business on September 30, 2007 and the Plan may be terminated by our Board at any time. Our Compensation Committee, with concurrence of the Board, may amend the Plan in its discretion, except that no amendment will become effective without the approval of our shareholders if such approval is necessary for continued compliance with the performance-based compensation requirements of Section 162(m) of the Code or any stock exchange listing requirements.

CERTAIN FEDERAL INCOME TAX CONSEQUENCES OF THE PLAN

     The following discussion is intended only as a brief summary of the federal income tax rules relevant to options or shares issued under the Plan, as based upon the Code as currently in effect. These rules are highly technical and subject to change in the future. Because federal income tax consequences will vary as a result of individual circumstances, grantees should consult their personal tax advisors with respect to the tax consequences associated with stock options. Moreover, the following summary relates only to grantees' United States federal income tax treatment, and the state, local and foreign tax consequences may be substantially different. Certain Plan participants are residents of foreign countries. These grantees are provided country-specific tax summary information at the time they receive grants under the Plan.

     Non-Qualified Options. A grantee does not recognize any taxable income, and we are not entitled to a tax deduction, upon the grant of a non-qualified option. Upon the exercise of a non-qualified option, the grantee recognizes ordinary income (subject to wage and employment tax withholding) equal to the excess of the fair market value of our common stock acquired over the option exercise price. A grantee's basis in the stock received is equal to such stock's fair market value on the date of exercise. We are entitled to a tax deduction equal to the compensation taxable to the grantee.

     If a grantee sells our common stock acquired pursuant to the exercise of a non-qualified option, the grantee will recognize capital gain or loss equal to the difference between the selling price of the stock and the grantee's basis in the stock. The capital gain holding period will begin on the exercise date. We are not entitled to any tax deduction with respect to any capital gain recognized by the grantee.

     Capital losses on the sale of stock may be used to offset capital gains. If capital losses exceed capital gains, then up to $3,000 of the excess losses may be deducted from ordinary income. Remaining capital losses may be carried forward to future tax years.

     Incentive Options. An optionee does not recognize taxable income on the grant or exercise of an incentive option. However, the excess of the stock's fair market value on the exercise date over the option exercise price will be included in the grantee's alternative minimum taxable income and thereby may subject the grantee to an alternative minimum tax. Such alternative minimum tax may be payable even though the grantee receives no cash upon the exercise of his or her incentive option with which to pay such tax.

     Upon the disposition of shares of our common stock acquired pursuant to the exercise of an incentive option (i) more than one year after the date of exercise, and (ii) more than two years after the grant date (the "Required Holding Periods"), the grantee recognizes long-term capital gain or loss, as the case may be, measured by the difference between the stock's selling price and the exercise price. We are not entitled to any tax deduction by reason of the grant or exercise of an incentive option, or a disposition of stock received upon the exercise of an incentive option after the Required Holding Periods have been satisfied.

     If a grantee disposes of shares of our common stock acquired pursuant to the exercise of an incentive option before the expiration of the Required Holding Periods (a "Disqualifying Disposition"), the difference between the exercise price of such shares and the lesser of (i) the fair market value of such shares upon the date of exercise or (ii) the selling price, will constitute compensation taxable to the grantee as ordinary income. We would be allowed a corresponding tax deduction equal to the amount of compensation taxable to the grantee. If the selling price of the stock exceeds the fair market value on the exercise date, the excess will be taxable to the grantee as capital gain. We are not allowed a tax deduction with respect to any such capital gain recognized by the grantee.

     One Million Dollar Compensation Limit. If a covered employee's total compensation from our Company (including compensation related to options) exceeds $1 million in any given year, such compensation in excess of $1 million may not be tax deductible by us under Section 162(m) of the Code. The "covered employees" for any given taxable year of Office Depot are our Chief Executive Officer and the four other most highly compensated executive officers at the end of the taxable year. Excluded from the calculation of total compensation for this purpose is compensation that is "performance-based" within the meaning of
Section 162(m) of the Code. We intend that compensation realized upon the exercise of an option, SAR or a performance award granted under the Plan be regarded as "performance-based" under Section 162(m) of the Code and that such compensation be deductible without regard to the limits of Section 162(m) of the Code.

     Performance-Accelerated Stock Options. The tax treatment of these stock options is expected to be substantially similar to the tax treatment of other non-qualified stock options granted under the Plan. A grantee does not recognize any taxable income, and we are not entitled to a tax deduction, upon the grant of a performance-accelerated option, or upon the satisfaction of the conditions to vesting of such an option. Upon the exercise of a performance-accelerated option, the grantee recognizes ordinary income (subject to wage and employment tax withholding) equal to the excess of the fair market value of our common stock acquired over the option exercise price. A grantee's basis in the stock received is equal to such stock's fair market value on the date of exercise. We are entitled to a tax deduction equal to the compensation taxable to the grantee. For other tax considerations, see the discussion above under the heading Non-Qualified Options.

     Performance Shares. The tax treatment of performance shares is similar to the tax treatment of restricted stock generally under the Plan. A grantee does not recognize taxable income upon the grant of performance shares. When the measurement of performance is made at the end of the three-year term of a given performance share cycle, the recipient will receive the number of shares determined pursuant to the formula prescribed by our Compensation Committee at the outset of that performance share cycle. The shares will be valued at the date of award based upon the market value of our Company's stock at that time. The recipient will recognize ordinary income (subject to wage and employment tax withholding) equal to the fair market value of the shares of stock received at that time. The recipient's basis in the shares of stock received will also be the fair market value on that date. The Company will be entitled to a tax deduction equal to the compensation taxable to the recipient of the performance shares.

VOTE REQUIRED FOR THE PLAN AMENDMENT

     The affirmative vote of a majority of the votes cast by the holders of shares of Office Depot common stock represented in person or by proxy at our Annual Meeting is required for approval of the proposed Plan Amendments.

                 YOUR BOARD OF DIRECTORS RECOMMENDS A VOTE FOR
             ITEM 3, AMENDING OUR LONG-TERM EQUITY INCENTIVE PLAN.

                                    * * * *

           ITEM 4 -- PROPOSAL TO APPROVE THE COMPANY'S BONUS PLAN FOR
                         EXECUTIVE MANAGEMENT EMPLOYEES

     Part of the "at risk" compensation for our executives and other bonus plan participants is the possible receipt of a bonus, expressed as a percentage of the base salary of the participant. The terms and conditions under which a bonus may be earned or awarded to a participant are embodied in our Executive Bonus Plan (the "Plan"). Under Section 162(m) of the Internal Revenue Code ("Code"), a bonus payment is deductible to our Company only if:

     (a) The recipient's total compensation does not exceed $1 million (the portion up to $1 million being deductible, while the portion above that amount is non-deductible); or

     (b) The bonus payment is made pursuant to a bonus plan which is performance-based and which has been approved by our shareholders.

     Our shareholders most recently approved our overall bonus plan in 1997, and we are now requesting that our shareholders approve a new bonus plan that will serve as the guideline for our Board's Compensation Committee in establishing bonus goals for the future for our executive management team (generally "officers" of the Company). As reflected in our Compensation Committee Report elsewhere in this Proxy Statement, it is our intention that elements of "at risk" compensation, including bonuses paid under the Plan, be eligible for deduction under Code Section 162(m).

TEXT OF THE BONUS PLAN:

     The Bonus Plan we are requesting our shareholders to approve is as follows:

     "There is hereby established an Executive Bonus Plan (the "Plan") for officers and other designated management employees of the Company. Under the Plan, we view bonuses as being earned by superior performance by both the Company and by the individual bonus recipient. A bonus is not a right but rather a compensation reward for performance.

     Generally, bonuses are earned in three ways:

     1. Company performance, measured in terms of one or more of the following:

       - Earnings per Share ("EPS")

       - Total Shareholder Return ("TSR")(1)

       - Return on Net Assets ("RONA")

       - Return on Investment ("ROI")

       - Pre-tax Earnings of the Company

       - Net Earnings of the Company

       - Return on Equity

       - Earnings Before Interest and Taxes (EBIT)

---------------

1 TSR = total shareholder return, measured as the increase in stock price (plus any dividends paid on the Company's shares) over a period of time, whether or not compared to the increase in stock price (plus dividends) of other comparable companies; RONA = total return on net assets of our Company; and ROI = total return on investment of our Company.

       - Earnings Before Interest, Taxes, Depreciation and Amortization (EBITDA)

       - Comparable Store Sales

       - Cash Flow

       - Sales per Square Feet of Retail Space

     Based on relative performance against a peer group or other measure, or some other criterion established by the Compensation Committee of our Board of Directors at or near the beginning of each year; and/or

     2. Superior performance by an individual's work unit, measured in terms of quantifiable, measurable performance in the areas of sales performance, efficiency, cost containment, productivity, or some other measure of performance established by the Company's executive management and approved by the Compensation Committee at or near the beginning of each year; and/or

     3. Individual performance, measured against a set of individual criteria set by the individual's supervisor at or near the beginning of each year.

     An individual may earn a bonus by meeting any one or more, or all, of the three general measures of performance outlined above. It is contemplated that either shortly prior to the beginning of each fiscal year of our Company, or shortly after the beginning of the fiscal year, the Compensation Committee of our Board of Directors, consisting solely of independent, outside directors of our Company, will meet to consider the appropriate criteria for Company performance for the ensuing year. The Compensation Committee may elect to use any of the criteria set forth above in this Bonus Plan or a combination of the criteria set forth above. Establishing the work unit objectives is the province of management, subject to review and concurrence by the Compensation Committee. Individual bonus goals are established individually between the Plan participant and his/her supervisor, and are not subject to Compensation Committee review.

     Once the Company's financial performance for a fiscal year is determined, the Company's Human Resources and Finance Departments will calculate and certify to the Compensation Committee the level of performance of the Company against the bonus goals established for that year by the Committee. They also will calculate the level of performance against the goals established for the work unit in which a Plan participant works. Finally, the participant's supervisor will evaluate the individual participant's level of performance against his/her individual bonus goals.

     The authority to determine whether to pay bonuses and in what amounts, rests with our Compensation Committee of the Board, which may elect in any given year to pay full or partial bonuses, or no bonus at all, depending upon factors considered by the Committee to be relevant to such determination. In arriving at its conclusions, the Compensation Committee may elect to take into consideration factors that influenced performance during the prior year, including general economic conditions, industry-specific economic conditions, mitigating factors and other criteria which the Committee considers relevant to its consideration.

     In order to ensure that our Company is afforded the maximum opportunity to deduct bonus payments paid to individuals whose total compensation may exceed $1 million in any given year, our Compensation Committee shall have the right in its discretion to defer all or any part of the bonus payment to any individual Plan participant into a future year, with the objective of ensuring the maximum deductibility under Code Section 162(m).

     The maximum bonus amount that may be paid to any executive officer of the Company in any one year may not exceed 200% of his or her base salary or $2.5 million per individual in any given year.

FEDERAL INCOME TAX CONSEQUENCES OF THE BONUS PLAN

     The foregoing Bonus Plan has income tax consequences for the Company and for the individual Bonus Plan participants. Generally speaking, the individual recipient will recognize taxable ordinary income in the calendar year in which the Bonus is paid to him/her. For the Company, the deduction for compensation paid is generally deductible with respect to the fiscal year for which the Bonus was earned (usually the fiscal year prior to the actual payment to the individual plan participants) in the amount of the payments made to Bonus-eligible individuals.

     Pursuant to Code Section 162(m), bonus payments are not deductible by our Company to the extent of the amount of total compensation paid to the individual recipient which exceeds $1 million in any fiscal year of the Company. However, such bonus payments may be deducted even if total compensation paid to the recipient exceeds $1 million, to the extent paid pursuant to a performance-based bonus plan, which has been approved by our shareholders.

     The Company considers the Bonus Plan outlined above to be performance-based, and, assuming the shareholders approve the Bonus Plan, expects all bonus payments pursuant to the Bonus Plan to be fully deductible in accordance with Code Section 162(m).

VOTE REQUIRED TO APPROVE THE PLAN

     The affirmative vote of a majority of the votes cast by the holders of shares of Office Depot common stock represented in person or by proxy at our Annual Meeting is required for approval of the proposed Executive Bonus Plan.

             YOUR BOARD OF DIRECTORS RECOMMENDS A VOTE FOR ITEM 4, APPROVING THE COMPANY'S BONUS PLAN FOR EXECUTIVE MANAGEMENT EMPLOYEES

                                    * * * *

                                STOCK OWNERSHIP

OUR LARGEST SHAREHOLDERS; OWNERSHIP BY OUR DIRECTORS AND EXECUTIVE OFFICERS

     We have provided a stock ownership table below that contains certain information about shareholders whom we believe are the "beneficial" owners of more than five percent (5%) of our outstanding common stock, as well as information regarding stock ownership by our directors and executive officers.

     Our information with respect to holders of more than 5% of our stock is based solely on our review of the Forms 13G described below, filed by such holders with the SEC. The table below also includes information on the stock ownership of each of our directors, our "Named Executive Officers" and all of our executive officers and directors as a group.

     Except as otherwise noted below, each person or entity named in the following table has the sole voting and investment power with respect to all shares of our common stock that he, she or it beneficially owns.

     OWNERSHIP TABLE -- ALL SHARES HELD ARE COMMON UNLESS OTHERWISE NOTED.

                                                                                  PERCENT OF
                                                           NUMBER OF SHARES      COMMON STOCK
                                                             BENEFICIALLY       OUTSTANDING(2)
NAME OF INDIVIDUAL OR GROUP                                    OWNED(1)       (*) = LESS THEN 1%
---------------------------                                ----------------   ------------------
(5% OR GREATER HOLDERS)
FMR Corp.(3)
Edward C. Johnson 3rd
Abigail P. Johnson
  82 Devonshire Street
  Boston, MA 02109.......................................     29,570,000(3)          9.76%(3)
Harris Associates LP and
Harris Associates, Inc. (General Partner)(4)
  Two North LaSalle Street,
  Suite 500
Chicago, IL 60602-3790...................................     20,790,647(4)          6.86%(4)
(DIRECTORS & NAMED EXECUTIVE OFFICERS)
Lee A. Ault III..........................................         51,950                *
Neil R. Austrian.........................................        197,022                *
Cynthia R. Cohen.........................................         75,693                *
David I. Fuente(5).......................................      4,193,867             1.38%
Irwin Helford............................................      2,551,686                *
Brenda J. Gaines(6)......................................            -0-                *
Bruce S. Gordon(6).......................................            -0-                *
Scott Hedrick............................................        128,708                *
James L. Heskett.........................................         57,000                *
Michael J. Myers.........................................        125,181                *
Bruce Nelson.............................................      1,205,927                *
Frank P. Scruggs, Jr.....................................         43,500                *
Peter J. Solomon.........................................        222,471                *
Charles E. Brown.........................................        181,666                *
Jerry Colley.............................................         33,834                *

                                                                                  PERCENT OF
                                                           NUMBER OF SHARES      COMMON STOCK
                                                             BENEFICIALLY       OUTSTANDING(2)
NAME OF INDIVIDUAL OR GROUP                                    OWNED(1)       (*) = LESS THEN 1%
---------------------------                                ----------------   ------------------
David C. Fannin..........................................        104,357                *
Robert J. Keller.........................................        235,349                *
Rolf van Kaldekerken.....................................         95,167                *
All Executive Officers and Directors as a Group (Twenty
  (20) Persons)..........................................      9,566,713                3%

---------------

(1) Includes shares of common stock subject to options which are exercisable within 60 days of March 8, 2002. The number of options which are or will be exercisable within 60 days of March 8, 2002 for each person named in the table above and for our Executive Officers and Directors as a group is as follows:

Lee A. Ault III....................     18,750   Neil R. Austrian...................     48,750
Cynthia Cohen......................     73,581   David I. Fuente....................  3,564,402
Brenda Gaines......................        -0-   Bruce S. Gordon....................        -0-
Scott Hedrick......................     59,558   Irwin Helford......................    252,039
James L. Heskett...................     52,500   Michael J. Myers...................     93,445
Bruce Nelson.......................    995,001   Frank P. Scruggs, Jr...............     41,250
Peter J. Solomon...................     80,625   Charles E. Brown...................    141,666
Jerry Colley.......................     33,333   David C. Fannin....................     88,332
Robert J. Keller...................    182,499   Rolf van Kaldekerken...............     95,167
All Executive Officers and
  Directors as a Group (Twenty (20)
  Persons).........................  5,884,233

---------------

(2) Based on 303,095,170 shares of common stock outstanding as of December 29, 2001 (the last day of our fiscal year). Shares subject to options exercisable within 60 days of March 8, 2002 are considered for the purpose of determining the option holder's percentage ownership, but not for the purpose of computing the percentage ownership held by others.

(3) Based on our review of a Schedule 13G dated February 14, 2002. Of the 29,570,000 shares shown as beneficially owned by FMR, it has sole dispositive power with respect to all 29,570,000 shares. It has sole power to vote or to direct the vote of 1,336,197 such shares. Fidelity Management & Research Company ("Fidelity"), a wholly-owned subsidiary of FMR Corp., and an investment adviser registered under Section 203 of the Investment Advisers Act of 1940, and having the same address as FMR Corp., is the beneficial ownership of 28,052,300 shares of the Company or 9.138% of the common stock of the Company as a result of acting as investment adviser to various investment companies registered under Section 8 of the Investment Company Act of 1940 (the "Fidelity Funds").

     Edward C. Johnson 3rd shares with FMR Corp. and the funds managed by Fidelity the sole power to dispose of the 28,052,300 shares owned by the funds. Neither Mr. Johnson nor FMR Corp. has the sole power to vote or direct the voting of the shares owned directly by the Fidelity Funds, which power resides with the Fidelity Funds' Boards of Trustees. Fidelity carries out the voting of the shares under written guidelines established by the Funds' Boards of Trustees.

     Fidelity Management Trust Company, a wholly-owned subsidiary of FMR Corp. and a bank as defined in Section 3(a)(6) of the Securities Exchange Act of 1934 (and having the same address as FMR Corp.), is the beneficial owner of 1,295,079 shares of the Company's stock and has the sole power to vote or to direct the voting of 1,112,879 shares of the Company's stock, and no power to vote or to direct the voting of 182,200 shares of the Company's stock owned by certain institutional accounts.

     Edward C. Johnson 3rd and FMR Corp., through its control of Fidelity Management Trust Company, each has sole dispositive power over 1,295,079 shares and sole power to vote or to direct the voting of 1,112,879 shares of the Company's stock, and no power to vote or to direct the voting of 182,200 shares of the Company's stock owned by certain institutional accounts.

     Strategic Advisers, Inc., a wholly-owned subsidiary of FMR Corp., and an investment adviser under the Investment Advisers Act of 1940 (and having the same address as FMR), provides investment advice to individual investors. It does not have sole power to vote or direct the voting of securities held by its clients, but has sole dispositive power over such securities. FMR's beneficial ownership of the Company's shares, shown in the table above, includes 1,118 shares (0.00%) of the Company's stock, beneficially owned through Strategic Advisers, Inc.

     Members of the Edward C. Johnson 3rd family are the predominant owners of the Class B shares of common stock of FMR Corp., representing approximately 49% of the voting power of FMR Corp. Mr. Johnson owns 12.0% and Abigail Johnson owns 24.5% of the aggregate outstanding voting stock of FMR Corp. Mr. Johnson is Chairman of FMR Corp., and Abigail P. Johnson is a Director of FMR Corp. The Johnson family group and all other Class B shareholders have entered into a shareholders' voting agreement under which all Class B shares will be voted in accordance with the majority vote of Class B shares. Accordingly, through their ownership of voting common stock and the execution of the shareholders' voting agreement, members of the Johnson family may be deemed, under the Investment Company Act of 1940, to form a controlling group with respect to FMR Corp.

     Fidelity International Limited, Pembroke Hall, 42 Crowlane, Hamilton, Bermuda, and various foreign-based subsidiaries provide investment advisory and management services to a number of non-U.S. investment companies (the "International Funds") and certain institutional investors. Fidelity International Limited is the beneficial owner of 221,600 shares or 0.072% of the Company's common stock outstanding. Fidelity International Limited has the sole power to vote and the sole power to dispose of 221,600 shares of the Company. Additional detailed information on Fidelity International Limited may be obtained by reviewing Exhibit B to the Form 13G filed by FMR Corp. and others on February 14, 2002.

(4) Based solely upon our review of a Schedule 13G/A dated February 7, 2002. Of the 20,790,647 shares shown as beneficially owned by Harris Associates LP ("Harris"), Harris Associates, Inc. ("General Partner") has shared power to vote 100% of such shares; sole dispositive power with respect to 9,014,647 of such shares and shared dispositive power with respect to 11,776,000 of such shares. Harris's beneficial ownership is by reason of certain advisory and other relationships with persons who own the shares. Harris has been granted the power to vote shares in circumstances it determines to be appropriate in connection with assisting its advised clients to whom it renders financial advice in the ordinary course of its business, by either providing information or advice to the persons having such power, or by exercising the power to vote the shares. In addition Harris serves as investment adviser to the Harris Associates Investment Trust (the "Trust"), and various of Harris's officers and directors are also officers and trustees of the Trust. Harris deems the shares owned by the Trust to be beneficially owned by Harris because of Harris's power to manage the Trust's investments.

(5) Includes 2,835 shares held of record by his spouse and 36,006 shares held of record by irrevocable trusts for his children and grandchildren . Mr. Fuente disclaims beneficial ownership of the shares held by his spouse, his stepdaughter and in trust for the benefit of his stepdaughter, his son and his grandchildren.

(6) Ms. Gaines and Mr. Gordon were first elected to our Board on February 7, 2002, to fill two newly created Board positions and were not members of the Board at fiscal year end 2001.

                             EXECUTIVE COMPENSATION

     The following table provides a summary of the cash compensation paid to:
(i) our Chief Executive Officer, and (ii) the five other most highly compensated executive officers who were serving as executive officers of our Company at the end of fiscal 2001, (collectively referred to herein as the "Named Executive Officers") for services rendered during the 1999, 2000 and 2001 fiscal years.

                           SUMMARY COMPENSATION TABLE

                                                                                             LONG-TERM COMPENSATION
                                                                                    ----------------------------------------
                                                    ANNUAL COMPENSATION                AWARDS & PAYOUTS(1)
                                           --------------------------------------   -------------------------
                                                                        OTHER       RESTRICTED
                                                                        ANNUAL        STOCK        SECURITIES    ALL OTHER
                                            SALARY         BONUS     COMPENSATION     AWARDS       UNDERLYING   COMPENSATION
   NAME AND PRINCIPAL POSITION      YEAR       $           $(2)          $(3)          $(6)         OPTIONS#        (4)
   ---------------------------      ----   ---------     ---------   ------------   ----------     ----------   ------------
M. Bruce Nelson                     2001   1,000,000     1,000,000      69,210            -0-      1,000,000     1,050,427
  Chief Executive Officer           2000   1,000,000           -0-      85,427            -0-        650,000     1,774,827
                                    1999     630,032       150,000         -0-        840,625(5)     240,000       105,128
Jerry Colley(6)                     2001     432,690(6)    325,000         -0-            -0-        250,000       135,085
  President, North American Stores
Robert Keller                       2001     450,000       300,000         -0-            -0-        100,000        21,197
  President, Business               2000     400,000        75,000      52,763            -0-        100,000        21,297
  Services Group                    1999     293,103        75,000         -0-        504,375(5)     115,000           -0-
Charles E. Brown                    2001     351,923       255,000         -0-        358,800(5)     100,000         5,444
  Executive Vice President &        2000     330,000       200,000         -0-            -0-         67,500         5,474
  Chief Financial Officer(7)        1999     300,000        62,500      41,640            -0-         37,500         5,499
David C. Fannin                     2001     400,000       240,000         -0-            -0-         50,000       135,442
  Executive Vice President &        2000     400,000        75,000      70,488            -0-         90,000           -0-
  General Counsel                   1999     290,000        62,500         -0-            -0-         15,000           -0-
Rolf Van Kaldekerken(8)             2001     366,972       238,532         -0-            -0-        100,000           -0-
  President, Office Depot           2000     283,018       141,509         -0-            -0-        100,000           -0-
  Europe & Viking Europe            1999     204,918       107,104         -0-            -0-         15,000        53,279

---------------

(1) There were no long term incentive plan payouts to any of the Named Executive Officers in any of the years listed.

(2) In addition to the current year bonus amounts shown for Messrs. Nelson, Colley, Keller, and Brown for 2001, the following amounts have been designated in a deferred matching bonus account for each of them, which will be vested only if the executive so named remains continuously employed by our Company through and including December 31, 2003: Mr. Nelson $750,000; Mr. Colley $243,750; Mr. Keller $225,000; and Mr. Brown $191,250.

(3) Amounts of perquisites for Named Executive Officers in various categories of Other Annual Compensation for 2001 are included only to the extent such amounts exceed the lesser of $50,000 or 10% of total of salary and bonus. Amounts shown (only categories that account for 25% or more of total perquisites for each such officer are included) include a car allowance for Mr. Nelson -- $24,000.

(4) "All Other Compensation" amounts for 2001 include for Mr. Nelson, receipt of a deferred bonus payout of $777,000, which vested in 2001; and the following amounts for Split Dollar Life Policies for the following executives:
    Nelson -- $230,075; Keller -- $21,197; Brown -- $5,444; Fannin -- $123,309.
    Also includes a profit-sharing payment to Mr. Nelson of $43,352; and, for Mr. Colley, a relocation payment of $102,680.

(5) The fair market value at year-end 2001 for restricted shares held by each of the following officers was: Nelson -- $926,000; Keller -- $555,600;
    Brown -- $740,800.

(6) Mr. Colley joined our Company in February 2001.

(7) Mr. Brown became our Executive Vice President & Chief Financial Officer in October 2001. Previously, he served as Senior Vice President, Finance & Controller.

(8) Mr. Van Kaldekerken's cash compensation is paid in Euros. The translation to U.S. Dollars is based upon the exchange rate in effect as of December 31, 2001.

                       OPTION GRANTS IN LAST FISCAL YEAR

     The following table sets forth information with respect to all options granted in fiscal 2001 to the Named Executive Officers.

                                         PERCENTAGE OF
                                             TOTAL
                            NUMBER OF       OPTIONS
                            SECURITIES    GRANTED TO     EXERCISE OR
                            UNDERLYING     EMPLOYEES     BASE PRICE        GRANT      EXPIRATION       GRANT DATE
NAME                        OPTIONS(1)      IN YEAR       ($/SHARE)         DATE         DATE      PRESENT VALUE(2)($)
----                        ----------   -------------   -----------     ----------   ----------   -------------------
Nelson....................   250,000         3.33%          9.2000        2-12-2001     2-12-11         1,070,125
                             750,000         9.99%         21.6060(3)    12-20-2001    12-20-11         5,125,275
Colley....................   250,000         3.33%          9.2000        2-12-2001     2-12-11         1,070,125
Keller....................   100,000         1.33%          9.2000        2-12-2001     2-12-11           428,050
Brown.....................    50,000         0.67%          9.2000        2-12-2001     2-12-11           214,025
                              50,000         0.67%         13.7900        10-8-2001     10-8-11           321,330
Fannin....................    50,000         0.67%          9.2000        2-12-2001     2-12-11           214,025
Van Kaldekerken...........   100,000         1.33%          9.2000        2-12-2001     2-12-11           428,050

---------------

(1) Pursuant to the Company's Long Term Equity Plan, stock options are automatically adjusted to reflect any stock splits. None of the options were awarded with tandem stock appreciation rights. In order to prevent dilution or enlargement of rights under the options, in the event of a merger or any other reorganization, recapitalization, stock split, stock dividend, combinations of shares, merger, consolidation or other change in the Common stock, the number of shares available upon exercise and the exercise price will be adjusted accordingly. The Compensation Committee may, subject to specified limitations, advance the date on which an option shall become exercisable by the grantee.

(2) The Black-Scholes option-pricing model was used to determine the grant date present value of the stock options granted in 2001 by the Company to the persons listed above. Details on such calculations are available from the Company.

(3) Mr. Nelson's grant on December 20, 2001 was at a premium exercise price of 125% of the market price on the date of grant.

              AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR AND
                       FISCAL YEAR-END OPTION/SAR VALUES

     The following table shows you information about all options exercised in fiscal 2001 and the year-end value of unexercised options held by our Named Executive Officers.

                                                                  NUMBER OF                      VALUE OF
                                                            SECURITIES UNDERLYING               UNEXERCISED
                                                                 UNEXERCISED                   IN-THE-MONEY
                                                                  OPTIONS AT                    OPTIONS AT
                                                               FISCAL YEAR-END              FISCAL YEAR-END(1)
                         SHARES ACQUIRED    VALUE     ----------------------------------   ---------------------
                           ON EXERCISE     REALIZED            (#)EXERCISABLE/                ($)EXERCISABLE/
         NAME                  (#)           ($)                UNEXERCISABLE                  UNEXERCISABLE
         ----            ---------------   --------   ----------------------------------   ---------------------
Nelson.................          --             --        878,335          1,767,667       3,832,853   8,868,333
Colley.................          --             --            -0-            250,000             -0-   2,293,750
Keller.................          --             --        140,833            256,668         528,637   1,729,016
Brown..................          --             --        112,500            152,500         323,671   1,085,498
Fannin.................      13,333        102,780         63,333            108,334         299,476   1,036,254
Van Kaldekerken........      41,666        310,509         53,501            172,334          46,876   1,552,962

(1) All options valued using the Black-Scholes option pricing model. Details on calculations are available from the Company.

                                CEO COMPENSATION

     Employment Agreement. Effective December 29, 2001, we entered into a new Employment Agreement with Bruce Nelson (the "Employment Agreement") to serve as our Chairman of the Board and Chief Executive Officer. The Employment Agreement amends, restates and supersedes certain prior agreements with Mr. Nelson. Mr. Nelson became our CEO on July 17, 2000. Under the terms of the Employment Agreement, we have agreed to employ Mr. Nelson through at least December 31, 2004. The Employment Agreement provides for automatic renewal for a period of one year (and from year to year thereafter) unless and until either Mr. Nelson or our Company notifies the other, in writing, at least six months prior to the end of the Employment Term (initially December 31, 2004), that he or it does not wish to renew the Employment Agreement.

     Salary and Bonus. As of December 29, 2001, the date of the Employment Agreement, Mr. Nelson's base salary is $1,000,000 per year. The Agreement provides that Mr. Nelson's salary will be reviewed annually by our Compensation Committee and may be increased, but not decreased. Under the Agreement, Mr. Nelson also will participate in our Executive Officer Bonus Plan ("Bonus Plan"). Under this Plan, annual performance targets are established for our CEO by our Compensation Committee. We intend these performance targets to qualify as incentive compensation under Section 162(m) of the Internal Revenue Code, insofar as that is possible. Mr. Nelson's bonus, if any, is primarily tied to earnings per share of the Company. For 2002 and subsequent years under the Employment Agreement, Mr. Nelson can achieve a bonus which is as high as 200% of his base salary for achieving the "maximum" level of performance. His "minimum" bonus level (provided our Company's performance in a given year qualifies for any bonus payment) is 70% of base salary, and his "target" bonus is 100% of base salary.

     For performance during 2001, Mr. Nelson received a cash bonus of $1,000,000 based upon our Compensation Committee's assessment of the substantial increase in the value of our shareholders' stock during the period of Mr. Nelson's service as CEO, during the period from July 2000 and during 2001. In addition, he has been credited with a deferred bonus amount of $750,000, which vests on December 31,

2003, provided that Mr. Nelson remains continuously employed by our Company through and including that date.

     Retention Provisions. Under the terms of a prior employment agreement, the provisions of which are incorporated into his new employment agreement, Mr. Nelson received a deferred retention payment of $3.8 million, which will vest only if Mr. Nelson remains as an employee of our Company through and including December 31, 2002, subject to earlier vesting if there is a Change in Control of our Company, upon his death or disability, or if he is terminated without Cause or resigns for "Good Reason" -- all as defined in his Employment Agreement. In addition, we entered into a three-year Non-Compete Agreement with Mr. Nelson, for which we paid him the sum of $1.5 million in 2000.

     Stock Options. In connection with entering into the new Employment Agreement as of December 29, 2001, our Compensation Committee provided Mr. Nelson with a total grant (comprised of two separate tranches of options) of one million stock options. 750,000 of these stock options have a grant date of December 20, 2001 and the remaining 250,000 have a grant date of January 2, 2002. All of these stock options vest in full on December 31, 2004, provided Mr. Nelson remains with our Company through such date, and subject to earlier vesting in the event of a change in control of our Company, his death or disability, his termination without Cause or his resignation for "Good Reason." This one million share grant has the unique feature of so-called premium pricing. The exercise price for these stock options is 125% of the market price on the date of grant. These premium-priced stock options have an extended exercise period of three (3) years, regardless of whether Mr. Nelson remains employed by our Company during that period of time. In addition to these premium-priced, performance-based stock options, Mr. Nelson also received 250,000 non-premium priced stock option grants during 2001, in the regular course of stock option grants made to our executives by our Compensation Committee.

     Change in Control Agreement. Mr. Nelson and our Company also are parties to a Change in Control Agreement, under the terms of which Mr. Nelson is entitled, upon a Change in Control of our Company, coupled with certain other events specified in the agreement, to a sum equal to three times the sum of his annual base salary at the time of the change in control plus his highest annual bonus during the period preceding the change in control. Mr. Nelson would also be entitled to the continuation of his benefits for a period of three years and certain other benefits.

     Other Benefits. Mr. Nelson receives certain additional benefits under the terms of his Employment Agreement, which are generally comparable to our benefits for all executive management employees. In addition, Mr. Nelson and his spouse are entitled to health insurance coverage for their lifetimes.

     Residential Real Estate Co-Ownership Agreement. Our Company is a co-owner of a residential property in Boca Raton, which Mr. Nelson occupies as his principal residence. We invested $1.85 million in that residence, and our Company holds a 28% ownership interest in this property. Upon any sale of this co-owned property, our Company is entitled to recover its initial investment and its proportionate share of any gain realized upon such a sale.

     Termination. If we terminate Mr. Nelson's employment "Without Cause" or Mr. Nelson quits for "Good Reason," as defined in the Employment Agreement, then he is entitled to receive his base salary through the second anniversary of his termination date; a pro rata portion of his bonus; the vested and accrued amounts under his incentive plans, health and welfare plans, deferred compensation plans and other benefit plans; and insurance benefits for him and his family through the second anniversary of his termination date (to the extent he and his family participated in these benefits prior to the termination) and vesting of the deferral account and stock options referred to above.

CONTRACTUAL ARRANGEMENT WITH OUR VICE-CHAIRMAN, IRWIN HELFORD

     Effective September 30, 1999, we entered into an Executive Part-Time Employment Agreement with the non-executive Vice Chairman of our Board, Irwin Helford, in connection with his retirement from his former duties as Chairman and Chief Executive Officer of our Viking Office Products subsidiary. This Agreement runs through September 30, 2002 by its terms. However, Mr. Helford has announced his retirement, effective March 1, 2002, and accordingly this Agreement terminated as of that date. It has been replaced by a lifetime consulting agreement, under which Mr. Helford will be entitled to receive lifetime medical insurance coverage for himself and his spouse from our Company, in consideration for his agreement to consult from time to time with our CEO.

EMPLOYMENT AGREEMENTS WITH OTHER NAMED EXECUTIVE OFFICERS

     We have Employment Agreements with each of our other Named Executive Officers. Each of these "Executive Employment Agreements" is substantially similar to the others. Each provides that the executive will devote his full business time and attention to our Company's business and affairs.

     Salary. Each Executive Employment Agreement provides for a base salary which may be increased, but not reduced, and further provides that the executive will be entitled to participate in our bonus plan and other benefit plans. The base salaries of these executives as of December 31, 2001 were:

Mr. Colley............................................  $500,000
Mr. Keller............................................  $450,000
Mr. Brown.............................................  $425,000
Mr. Fannin............................................  $400,000
Van Kaldekerken.......................................  $367,000*

---------------

* Amount calculated based upon Euro/Dollar exchange rate as in effect at December 31, 2001

     Term. All of these Executive Employment Agreements are one-year "evergreen" agreements, which automatically renew each year unless either party notifies the other at least six (6) months in advance of expiration that it does not wish the agreement to be extended for an additional year.

     Non-Competition and Confidentiality Agreements. The Executive Employment Agreements also contain confidentiality, non-compete and non-solicitation provisions.

     Change In Control Agreements. All of our Named Executive Officers also are parties to Change in Control Employment Agreements ("CIC Agreements"). The purpose of the CIC Agreements is to assure the continued dedication of these executives, notwithstanding the possibility, threat or occurrence of a change in control ("CIC"). In the event of a CIC, each of these executives will be entitled to certain employment rights, including: (i) a minimum annual base salary and bonus; (ii) participation rights in our incentive, savings, retirement and welfare benefit plans; and (iii) certain payments and other benefits upon termination of employment.

COMPENSATION COMMITTEE REPORT ON 2001 EXECUTIVE COMPENSATION

     The following report of the Compensation Committee and the Performance Graph shall not be deemed to be incorporated by reference by any general statement incorporating this Proxy Statement into any filing under the Securities Act of 1933 or under the Securities Exchange Act of 1934, except to the extent we specifically incorporate this information by reference.

WHAT IS OUR PHILOSOPHY OF EXECUTIVE COMPENSATION?

     Our compensation philosophy is to design and implement compensation practices that motivate employees to enhance shareholder value. Our compensation practices are designed to attract, motivate and retain key personnel by recognizing individual contributions as well as the achievement of specific pre-determined goals and objectives, primarily through the use of "at risk" compensation strategies. Our compensation program for executive officers consists of five (5) main components:

          (i) competitive base salaries,

          (ii) annual cash incentives based on our overall Company performance under our bonus plans;

          (iii) stock option awards intended to encourage the achievement of superior results over time and to align executive officer and shareholder interests; and

          (iv) beginning in 2002, the addition of two additional components for our most senior executive officers, including our Chairman and Chief Executive Officer, our Division Presidents and our Executive Vice Presidents, consisting of (a) performance accelerated stock options and (b) performance shares, each of which is discussed in more detail below in this report.

     The second, third and fourth (which is in two parts) components constitute "at risk" or "performance based" elements of each executive's total compensation.

     Base Salary. Our Compensation Committee determines base salaries for executive officers utilizing market survey data which focuses on other high performance and specialty retail companies. A number of the companies included in the comparison base are included in the S&P Retail Stores Composite and in the S&P 500. The Committee generally considers the median level of the executive market for comparably sized companies within these surveys in determining executive base pay levels.

     Salary Adjustments in 2001. The 2002 base salary for Bruce Nelson, our Chairman and Chief Executive Officer, will remain the same for 2002 as it was in 2001. Salaries for our five other Named Executive Officers, Messrs. Colley, Keller, Brown, Fannin and van Kaldekerken (the "NEO's"), as a group, did not increase in 2001 over the levels of their salaries in 2000, except for Mr. Van Kaldekerken, whose salary was adjusted to meet competitive market conditions. For 2002, these Named Executive Officers, as a group, have received salary increases totaling $106,000, effective January 1, 2002, or approximately 6% over their salaries in 2001. The increases in salaries for these executive officers position these executives competitively with their respective peer groups and reflect the increase in responsibilities consistent with our growth and in some cases with promotions afforded to these individuals.

     Annual Bonus. The bonus compensation of our executive officers is generally determined pursuant to our bonus plans, which provide for cash awards to eligible participants, based upon objectives determined each year. The objective of our bonus plan, which is described elsewhere in this Proxy Statement under the heading Item 4 -- Shareholder Approval of the Company's Bonus Plan for Executive Management Employees ("Bonus Plan") is to enhance shareholder value by rewarding employees for the attainment of financial objectives and for the attainment of specific work unit and individual goals linked to specified strategic elements of the business. By extending annual bonuses deep into the organization, we seek to motivate all managerial employees to help achieve our profit objectives and other key strategic initiatives.

     Awards under our Bonus Plan are expressed as a percentage of base salary earnings. These awards to executive officers are a function of the participant's level of responsibility and our financial performance for the year. Awards to other management employees under our Bonus Plan are also based on achievement of individual performance objectives.

     Under our Bonus Plan, performance is measured in connection with attainment of specific financial objectives (including earnings per share) and may also be based on individual goals, where appropriate, that are established by the participant and his or her immediate supervisor. Our Executives are measured in connection with attainment of specific objectives based on one or more of the following measurements of our performance: EPS, TSR, RONA, ROI,(2) pre-tax earnings, net earnings, earnings per share, return on net assets, return on equity, relative performance against a peer group or other measure, or some other criterion established by the Compensation Committee of our Board of Directors at or near the beginning of each year. The Bonus Plan allows our Compensation Committee to adjust these measurements under certain circumstances. Our Compensation Committee approves the goals set for and awards made to our Chief Executive Officer, our Group Presidents, and our Executive Officers under our Bonus Plan. This emphasis on "at risk" compensation is consistent with our compensation philosophy and supports continued creation of shareholder value.

     In order to ensure the eligibility for deduction of annual bonus payments (where the recipient's total income exceeds $1 million), under Section 162(m) of the Code, it is necessary that our shareholders periodically approve the overall bonus plan of our Company. In this year's Proxy Statement there is a proposal requesting that our shareholders approve our Bonus Plan for future years. This proposal contains the full text of the proposed Bonus Plan.

     Deferred Matching Bonus Awards; Performance Shares. Prior to December 31, 2001, we had in place a compensation program for certain senior executives which permitted certain of such executives to receive a matching bonus payment, deferred until a specified future date, and dependent upon the executive's remaining with our Company through that future date. Our Committee has voted to discontinue the deferred matching bonus award program for years beginning with our fiscal year 2002 and instead to institute a program of granting Performance Shares to certain of our senior executives.

     These shares of stock are essentially awards of restricted stock, having a three-year "cliff vesting" provision. Performance Shares will vest only if our Company's TSR exceeds the return of a group of peer companies, which our Committee has selected and designated. Most of these comparison companies are in the retail sector. In the event our shareholders do not approve adding TSR as a measure for this purpose, then our Committee plans to utilize EPS as an alternative measure for this program. The purpose of our Performance Share program is to further incentivize those senior executives who are most in a position to influence the future success of our Company to outperform our competition in terms of return to our shareholders. We view this new program as a further alignment of the interests of our executive management team with the interests of our shareholders. It is the intention of our Committee to institute a similar three-year Performance Share program at the beginning of future years. Each such program will have its own three-year performance measurement cycle, peer group and list of participants. Once a performance cycle is in place, there will not be any change in the measurement criteria, peer group companies (other than as a result of peer group bankruptcies, sales or mergers) or participants.

     Bonus Awards in 2001. For 2001, potential Bonus awards to our executive officers were based on earnings per share and, to a lesser extent, return on net assets as approved by the Compensation

---------------

2 EPS = earnings per share; TSR = total shareholder return, measured as the increase in stock price (plus any dividends paid on the Company's shares) over a period of time, whether or not compared to the increase in stock price (plus dividends) of other comparable companies; RONA = total return on net assets of our Company; and ROI = total return on investment of our Company.

Committee. Our Company did not earn the level of EPS necessary to qualify for minimum bonus payments in 2001. As a result, our Committee had to consider whether to award discretionary bonuses to our bonus eligible employees. Although our Company did not achieve the level of earnings per share performance called for by our Compensation Committee in setting goals for 2001, our Committee did review the individual performances of our executive officers and other Bonus Plan participants, taking into account several mitigating and other factors, including one-time charges and credits, the severe recession which began early in 2001 and the events of September 11, 2001, all of which had a general dislocative effect on businesses, including customers of our Company. The Committee also considered the significant increase in shareholder value (Total Shareholder Return) generated by our management team in 2001 (with the share price more than doubling from the beginning to the end of 2001). As a result, we decided to make awards to our CEO, Presidents, Executive Vice Presidents and other managers, which reflect their individual accomplishments. Our Compensation Committee carefully considered both the granting of any bonus compensation and the size of such compensation in light of all the circumstances relevant to 2001.

     Stock Based Incentive Program -- Stock Options. The objective of stock option awards is to motivate grantees to maximize our long-term growth and profitability. Grantees can realize value from options granted only if our stock price increases after the date on which such options are granted, because the exercise price of options granted must be at least equal to the fair market value of our stock on the date of grant. The award of options thus aligns the long-range interests of the grantees with those of our shareholders. Grants of options are generally made annually. The Compensation Committee determined the grant levels for awards to our Chief Executive Officer and our other executive officers after taking into consideration prior year's grants, the organizational impact of the participant and the level of emphasis we placed on participant retention. Stock option awards below the executive officer level are a function of position within the organization.

     In granting stock options in 2001, the Compensation Committee took into account the turn around efforts with which our officers were charged, and accordingly granted stock options to incentivize our management team to continue its good work in revitalizing the Company. To keep our Company competitive for top management talent, we believe our stock option program must remain viable by granting sufficient numbers of new stock options to keep our valued management talent incentivized and motivated to continue with our Company and to excel in future performance.

     Performance-Accelerated Stock Options. Our Committee has carefully considered various proposals that it grant stock options at a "premium" to current market value. As a result, there is a Company-sponsored proposal in this year's Proxy Statement that calls for a modification of the incentive compensation program for our most senior officers, including our Chairman and CEO. The proposed new elements of our overall compensation plan for executive officers will add performance-accelerated stock options and performance shares to the traditional stock option element of their overall compensation. These proposed new aspects of executive compensation are discussed in detail in this Proxy Statement at Item 3 -- Proposal to Amend the Long Term Equity Incentive Plan of the Company ("Option Plan"). These changes are intended to further align the interests of our executives with the interests of our shareholders, and to be responsive to various positions voiced by shareholders over the past couple of years.

     If approved by our shareholders, our amended Option Plan will be used by this Committee to provide a reduced number of traditional stock options ("TSO's") to our Chairman and CEO, Division Presidents and Executive Vice Presidents, along with new performance-accelerated stock options ("PSO's"). Generally speaking, the more senior the executive officer, the more heavily weighted are his or her stock options in favor of PSO's rather than TSO's. Unlike TSO's, our PSO's will have a significantly longer vesting schedule than TSO's (5 years versus 3 years), and a shorter option life (7 years versus 10 years), but the PSO's may vest significantly earlier if the Company's TSR (total shareholder return, which is a measure of the increase in share price, plus dividends paid to shareholders

(if any)). In the event our shareholders do not approve using TSR as a measure of performance, our Committee intends to utilize EPS as an alternative measure of performance.

     Value of Stock Options Awarded in 2001. Based on the Black-Scholes option-pricing model, the present value at date of grant of Mr. Nelson's 2001 stock options represented 72% of his total 2001 compensation. With his bonus payment in 2001 of $1,000,000(3), Mr. Nelson's total "at risk" portion of his compensation (consisting of stock options plus the portion of any annual bonus requiring vesting) represented 88.86% of his total compensation in 2001.

     Stock option awards granted to our other NEO's for 2001 represented 37% of their total 2001 compensation. The total "at risk" portion, annual bonus and stock options for our other NEO's represented 56% of their total 2001 compensation.

     Deferred Compensation Plan. Our executive officers and other key employees are permitted to defer up to 25% of their base salaries and up to 100% of their bonuses under the Office Depot, Inc. Officer Deferred Compensation Plan. Deferrals may generally be made for any period of time selected by the executive, but we have the right to further defer payouts under the plan in order to avoid exceeding the $1 million limit on executive compensation under
Section 162(m) of the Code. Although the plan allows us to make additional matching deferrals and incentive contributions at our discretion, no such contributions were made under the plan for 2001.

     Split Dollar Life Insurance. Effective April 1995, we provided certain of our executive officers the opportunity to purchase whole life insurance policies, with the premiums paid by us. If our assumptions regarding mortality, dividends and other factors are realized, we will recover all of our payments for premiums either from death benefits or from the executive, if the policy is transferred to the executive. Messrs. Nelson, Colley, Keller, Brown and Fannin all are beneficiaries of this program.

     Executive Management Deferred Compensation Plan. We have implemented the Executive Management Deferred Compensation Plan (a non qualified retirement savings plan) to provide our executive officers and other management and sales executives the opportunity to defer retirement savings in addition to those amounts which may be deferred under the Office Depot Retirement Savings Plan (401(k) Plan). The Executive Management Deferred Compensation Plan allows us to supplement our matching contributions, which are limited under the Office Depot Retirement Savings Plan (401(k)) pursuant to provisions of the Internal Revenue Code.

     Philosophy of Compensation of our Chairman and Chief Executive
Officer. Our Employment Agreement with Mr. Nelson, entered into effective December 29, 2001, the date of his becoming our Chairman, as well as CEO, provides him with a base salary at the maximum deductible amount (to the Company) under Section 162(m) of the Code. Salary survey work performed for us by a reputable outside consultant indicates that Mr. Nelson's base salary is competitive with the salaries paid to similarly situated executives at other similarly sized companies and is not excessive. In lieu of a larger base salary payment (a portion of which would be non-deductible by the Company for income tax purposes) to Mr. Nelson, the Compensation Committee and Board of Directors have elected to incentivize Mr. Nelson through substantial grants of stock options, some of which are premium-priced or performance-accelerated, as described above, as well as his receipt of performance shares. We believe that his overall compensation package closely aligns his interests with those of our shareholders. The Committee feels that Mr. Nelson's compensation, including base salary, bonus payments and equity

---------------

3 Mr. Nelson also was awarded a deferred bonus of $750,000, which has been designated for his account and remains at risk. Such deferred matching bonus amount vests only if Mr. Nelson remains continuously employed by our Company through and including December 31, 2003. At December 31, 2001, he also was entitled to a $777,000 deferred bonus, from our fiscal year 1998, which had a three year vesting schedule.

incentives, is properly oriented towards risk-based, incentive compensation and that the combination of base salary and incentive compensation is competitive with similarly situated chief executives. See the discussion above under the heading "CEO Compensation" for a more complete description of our employment agreement with Mr. Nelson.

     Section 162(m) and Deductibility Limits under the Internal Revenue
Code. Section 162(m) of the Internal Revenue Code generally disallows a tax deduction to public companies for compensation exceeding $1 million paid to our Named Executive Officers. However, certain "at risk" portions of our executive officers' compensation (those portions currently being stock option grants and annual bonus and in the future to include Performance Stock Options and Performance Shares, subject to shareholder approval at our Annual Meeting) may qualify for deduction under Section 162(m). The Compensation Committee intends to continue to take actions, including seeking shareholder approval of bonus plans and other incentives, to ensure that our executive compensation programs meet the eligibility requirements under Section 162(m) of the Code. In certain cases, where our Committee believes our shareholder interests are best served by retaining flexibility of approach, we do grant incentive compensation that does not necessarily qualify for deduction under Section 162(m). In some cases, it may not be possible to keep a given person's compensation under the Section 162(m) limit or to qualify all compensation for deductibility under Section 162(m) in a particular year, but that remains always the goal of this Committee. We strive to meet that goal, but the more important goal is to ensure that our compensation systems are competitive and enable us to attract and retain the most capable management team possible in furtherance of the interests of our shareholders.

                                          Report of Compensation Committee

                                          W. Scott Hedrick, Chairman
                                          Neil R. Austrian, Member
                                          Cynthia R. Cohen, Member
                                          Bruce S. Gordon, Member*

                                          * Mr. Gordon did not join the
                                            Compensation Committee until
                                            February 2002.

                        AUDIT COMMITTEE REPORT FOR 2002

     The Audit Committee of the Office Depot Board of Directors (the "Committee") is comprised of five independent directors. The responsibilities of the Committee are set forth in its written charter (the "Charter"), which has been adopted by our Board of Directors (the "Board"). The Charter of our Audit Committee has not been amended since the date of our Proxy Statement in the year 2001 and therefore is not required to be attached to this Proxy Statement. A copy is attached to our 2001 Proxy Statement and also is available upon request from the Company.

     The duties of this Committee include oversight of the financial reporting process for the Company through periodic meetings with the Company's independent auditors, internal auditors and management of the Company to review accounting, auditing, internal controls and financial reporting matters.

     During fiscal year 2001, this Committee met eight times, four times in person and four times by telephonic communication prior to the release of quarterly earnings information. The Company's senior financial management and independent and internal auditors were in attendance at all such meetings. At each such meeting held in person, this Committee conducted a private session with the internal and independent auditors, without the presence of management.

     The management of the Company is responsible for the preparation and integrity of the financial reporting information and related systems of internal controls. The Audit Committee, in carrying out its role, relies on the Company's senior management, including particularly its senior financial management, to prepare financial statements with integrity and objectivity and in accordance with generally accepted accounting principles, and relies upon the Company's independent auditors to review or audit, as applicable, such financial statements in accordance with generally accepted auditing standards.

     We have reviewed and discussed with senior management the Company's audited financial statements for the fiscal year ended December 29, 2001, included in the Company's 2001 Annual Report to Shareholders. Management has confirmed to us that such financial statements (i) have been prepared with integrity and objectivity and are the responsibility of management and (ii) have been prepared in conformity with generally accepted accounting principles.

     In discharging our oversight responsibility as to the audit process, we have discussed with Deloitte & Touche LLP ("Deloitte"), the Company's independent auditors, the matters required to be discussed by SAS 61 (Communications with Audit Committees). SAS 61 requires our independent auditors to provide us with additional information regarding the scope and results of their audit of the Company's financial statements, including with respect to (i) their responsibilities under generally accepted auditing standards, (ii) significant accounting policies, (iii) management judgments and estimates, (iv) any significant accounting adjustments, (v) any disagreements with management and (vi) any difficulties encountered in performing the audit.

     We have obtained from Deloitte a letter providing the disclosures required by Independence Standards Board Standard No. 1 (Independence Discussion with Audit Committees) with respect to any relationship between Deloitte and the Company that in their professional judgment may reasonably be thought to bear on independence. Deloitte has discussed its independence with us, and has confirmed in its letter to us that, in its professional judgment, it is independent of the Company within the meaning of the United States securities laws.

     Based upon the foregoing review and discussions with our independent and internal auditors and senior management of the Company, we have recommended to our Board that the financial statements prepared by the Company's management and audited by its independent auditors be included in the Company's 2001 Annual Report to Shareholders, and that such financial statements also be included in the Company's Annual Report on Form 10-K, for filing with the United States Securities & Exchange Commission. The Committee also has recommended to the Board the reappointment of Deloitte as the

Company's independent outside accounting firm for 2002, and the Board has concurred in such recommendation.

     As specified in the Charter, it is not the duty of this Committee to plan or conduct audits or to determine that the Company's financial statements are complete and accurate and in accordance with generally accepted accounting principles. These are the responsibilities of the Company's management and independent auditors. In giving our recommendations to the Board, we have relied on (i) management's representations to us that the financial statements prepared by management have been prepared with integrity and objectivity and in conformity with generally accepted accounting and (ii) the report of the Company's independent auditors with respect to such financial statements.

                                    Presented by the members of the Audit
                                    Committee:

                                    Michael J. Myers (Chair)
                                    Lee A. Ault, III, Member
                                    James L. Heskett, Member
                                    Frank P Scruggs, Jr., Member
                                    Brenda J. Gaines, Member*

                                    * Ms. Gaines did not join our Audit
                                      Committee until February 2002.

            SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

     Section 16(a) of the Securities Exchange Act of 1934 requires our directors and executive officers to file reports of their holdings and transactions of Office Depot common stock with the Securities and Exchange Commission and the New York Stock Exchange. Based on our records and other information, we believe that each of our officers and directors complied with all Section 16(a) filing requirements applicable to them during fiscal 2001.

                         COPIES OF FORM 10-K AVAILABLE

     WE WILL PROVIDE A COPY OF OUR ANNUAL REPORT ON FORM 10-K FOR OUR FISCAL YEAR ENDED DECEMBER 29, 2001, WHICH INCLUDES OUR CONSOLIDATED FINANCIAL STATEMENTS AND NOTES TO OUR FINANCIAL STATEMENTS, TO ANY SHAREHOLDER UPON WRITTEN REQUEST. REQUESTS SHOULD BE SENT TO THE VICE PRESIDENT, INVESTOR RELATIONS & PUBLIC RELATIONS AT OUR CORPORATE OFFICES, 2200 OLD GERMANTOWN ROAD, DELRAY BEACH, FL 33445.

                           2003 SHAREHOLDER PROPOSALS

     Any shareholder proposal intended to be presented for consideration at the 2003 Annual Meeting of Shareholders and to be included in our Proxy Statement for that meeting must be received by the Secretary at our corporate offices, 2200 Old Germantown Road, Delray Beach, FL 33445, on or before November 25, 2002. Shareholder proposals to be brought before the 2003 Annual Meeting but not included in the Proxy Statement will be considered untimely after December 31, 2002, and the proxies we solicit for next year's Annual Meeting may confer discretionary authority to vote on any such matters without a description of them in the proxy statement for that meeting. Notice of any shareholder proposal must include various matters, including a clear and concise description of the proposal, and the reasons for proposing it.

                         COMMON STOCK PERFORMANCE GRAPH

     The graph shown below compares the cumulative total shareholder return on our common stock since December 31, 1997 with the S&P 500 Index and the S&P Retail Stores Composite Index.

                              (PERFORMANCE GRAPH)

--------------------------------------------------------------------------------
                              12/97      12/98      12/99      12/00      12/01
--------------------------------------------------------------------------------
 OFFICE DEPOT, INC.           $102       $158       $ 70       $ 54       $156
 S&P 500                      $226       $290       $351       $232       $166
 S&P RETAIL STORES
  COMPOSITE                   $191       $308       $373       $280       $259

                                 OTHER MATTERS

     It is not presently expected that any matters other than those discussed herein will be brought before our Annual Meeting. If, however, other matters do come before the Meeting, it is the intention of the persons named as representatives in the accompanying proxy to vote in accordance with the recommendation of our Board of Directors.

                                                                      Appendix A

                               OFFICE DEPOT, INC.
                     AMENDED LONG-TERM EQUITY INCENTIVE PLAN
            As Proposed to be Revised and Amended by the Shareholders
                      At the Annual Meeting, April 25, 2002

1. PURPOSE.

     This plan shall be known as the Office Depot, Inc. Long-Term Equity Incentive Plan (the "Plan"). The purpose of the Plan shall be to promote the long-term growth and profitability of Office Depot, Inc. (the "Company") and its Subsidiaries by (i) providing certain directors, officers and key employees of, and certain other key individuals who perform services for, the Company and its Subsidiaries with incentives to maximize stockholder value and otherwise contribute to the success of the Company and (ii) enabling the Company to attract, retain and reward the best available persons for positions of substantial responsibility. Grants of incentive or nonqualified stock options, stock appreciation rights ("SARs"), either alone or in tandem with options, restricted stock, performance awards, or any combination of the foregoing may be made under the Plan. The provisions of this Plan hereby supersede and replace all prior versions and/or iterations of the Plan. This Plan may be modified for purposes of local law in jurisdictions outside the United States by the adoption by the Company, acting by and through a duly authorized Committee appointed by the Board of Directors, of any amendment or Subplan required by such local law requirements.

2. DEFINITIONS.

     (a) "BOARD OF DIRECTORS" and "BOARD" mean the board of directors of Office Depot.

     (b) "CAUSE" (unless otherwise defined in the Participant's grant letter or in an employment contract to which he/she is a party). means the occurrence of one of the following events:

          (i) Conviction of a felony or any crime or offense lesser than a felon involving the property of the Company or a Subsidiary; or

          (ii) Conduct that has caused demonstrable and serious injury to the Company or a Subsidiary, monetary or otherwise; or

          (iii) Willful refusal to perform or substantial disregard of duties properly assigned, as determined by the Company; or

          (iv) Breach of duty of loyalty to the Company or a Subsidiary or other act of fraud or dishonesty with respect to the Company or a Subsidiary.

     (c) "CHANGE IN CONTROL" means, except as may otherwise be provided by the Committee, the occurrence of one of the following events:

          (i) if any "person" or "group" as those terms are used in Sections 12(d) and 13(d) of the Exchange Act, other than an Exempt Person, is or becomes the "beneficial owner" (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of the Company representing 50% or more of the combined voting power of the Company's then outstanding securities; or

          (ii) during any period of two consecutive years, individuals who at the beginning of such period constitute the Board and any new directors whose election by the Board or nomination for election by the

Company's stockholders was approved by at least two-thirds of the directors then still in office who either were directors at the beginning of the period or whose election was previously so approved, cease for any reason to constitute a majority thereof; or

          (iii) the stockholders of the Company approve a merger or consolidation of the Company with any other corporation; provided, however, a Change of Control shall not be deemed to have occurred (A) if such merger or consolidation would result in all or a portion of the voting securities of the Company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity) either directly or indirectly more than 50% of the combined voting power of the voting securities of the Company or such surviving entity outstanding immediately after such merger or consolidation, or (B) if the corporate existence of the Company is not affected and following the merger or consolidation the Company's chief executive officers retain their positions with the Company and the directors of the Company prior to such merger or consolidation constitute at least a majority of the board of the Company or the entity that directly or indirectly controls the Company after such merger or consolidation; or

          (iv) the stockholders of the Company approve a plan of complete liquidation of the Company or an agreement for the sale or disposition by the Company of all or substantially all the Company's assets, other than a sale to an Exempt Person.

     (d) "CODE" means the Internal Revenue Code of 1986, as amended.

     (e) "COMMITTEE" means the Compensation Committee of the Board. The membership of the Committee shall be constituted so as to comply at all times with the applicable requirements of Rule 16b-3 under the Exchange Act and
Section 162(m) of the Code.

     (f) "COMMON STOCK" means the Common Stock, par value $.01 per share, of the Company, and any other shares into which such stock may be changed by reason of a recapitalization, reorganization, merger, consolidation or any other change in the corporate structure or capital stock of the Company.

     (g) "EMPLOYEE" means any person who is a regular employee of the Company (including officers and directors who are also employees) of the Company, either within or outside the United States, who is selected by the Committee to participate in the Plan.

     (h) "EXCHANGE ACT" means the Securities Exchange Act of 1934, as amended.

     (i) "EXEMPT PERSON" means any employee benefit plan of the Company or a trustee or other administrator or fiduciary holding securities under an employee benefit plan of the Company.

     (j) "FAIR MARKET VALUE" of a share of Common Stock of the Company means, as of the date in question,

          (1) if the Common Stock is listed for trading on the New York Stock Exchange, the mean of the highest and lowest sale prices of the Common Stock on such date, as reported on the New York Stock Exchange Composite Tape, or if no such reported sale of the Common Stock shall have occurred on such date, on the last day prior to such date on which there was such a reported sale; or

          (2) if the Common Stock is not so listed, but is listed on another national securities exchange or authorized for quotation on the National Association of Securities Dealers Inc. NASDAQ National Market System ("NASDAQ/NMS"), the mean of the highest and lowest sale price of the Common Stock on such date as reported on such exchange or NASDAQ/NMS, or if no such reported sale of the Common Stock shall have occurred on such date, on the last day prior to such date on which there was such a reported sale;

          (3) if the Common Stock is not listed for trading on a national securities exchange or authorized for quotation on NASDAQ/NMS, the mean of the highest and lowest sale prices of the Common Stock on such date as reported by the National Association of Securities Dealers Automated Quotation System ("NASDAQ") or, if no such prices shall have been so reported for such date, on the last day prior to such date on which there was such a reported sale.

     (k) "INCENTIVE STOCK OPTION" means an option conforming to the requirements of Section 422 of the Code and any successor thereto.

     (l) "INTERNATIONAL PARTICIPANT" means a participant in the Plan who resides or works outside of the United States.

     (m) "NON-EMPLOYEE" means any person, not an Employee of the Company, as defined herein, who serves as a director, consultant or adviser to the Company.

     (n) "NON-EMPLOYEE DIRECTOR" has the meaning given to such term in Rule 16b-3 under the Exchange Act.

     (o) "NONQUALIFIED STOCK OPTION" means any stock option other than an Incentive Stock Option.

     (p) "OFFICER" means an Employee or a Non-Employee of the Company whose position in the Company or in any affiliate or subsidiary entity of the Company is that of a corporate officer, as determined by the Board of Directors.

     (q) "OTHER COMPANY SECURITIES" mean securities of the Company other than Common Stock, which may include, without limitation, unbundled stock units or components thereof, debentures, preferred stock, warrants and securities convertible into or exchangeable for Common Stock or other property.

     (r) "PARTICIPANT" means a recipient of any grant of stock options, restricted stock, stock appreciation rights or performance awards under this Plan.

     (s) "PRIOR PLAN(S)" means the Office Depot, Inc. Omnibus Equity Plan, the Office Depot, Inc. Directors Stock Option Plan or any other plan which these plans subsumed or replaced.

     (t) "RETIREMENT" means retirement as defined under any Company pension plan or retirement program or termination of one's employment on retirement with the approval of the Committee.

     (u) "SUBSIDIARY" means a corporation or other entity of which outstanding shares or ownership interests representing 50% or more of the combined voting power of such corporation or other entity entitled to elect the management thereof, or such lesser percentage as may be approved by the Committee, are owned directly or indirectly by the Company.

3. ADMINISTRATION; POWERS OF THE COMMITTEE; LIMITATIONS OF LIABILITY

     The Plan shall be administered by the Committee; provided that the Board may, in its discretion, at any time and from time to time, resolve to administer the Plan, in which case the term "Committee" shall be deemed to mean the Board for all purposes herein. The Committee shall consist of at least two directors. Subject to the provisions of the Plan, the Committee shall be authorized to (i) select persons to participate in the Plan, (ii) determine the form and substance of grants made under the Plan to each participant, and the conditions and restrictions, if any, subject to which such grants will be made, (iii) modify the terms of grants made under the Plan in the event of a Change in Control or death, disability, retirement of the participant, or other situation which the Committee deems as a special circumstance, (iv) interpret the Plan and grants made thereunder, (v) make any adjustments necessary or desirable in connection with grants made under the Plan to eligible participants located outside the United States and (vi) adopt, amend, or rescind such rules and regulations, and make such other determinations, for carrying out the Plan as it may deem appropriate. Decisions of the Committee on all matters relating to the Plan shall be in the Committee's sole discretion and shall be conclusive and binding on all parties. The validity, construction, and effect of the Plan and any rules and regulations relating to the Plan shall be determined in accordance with applicable federal and state laws and rules and regulations promulgated pursuant thereto.

     No member of the Committee and no officer of the Company shall be liable for any action taken or omitted to be taken by such member, by any other member of the Committee or by any officer of the Company in connection with the performance of duties under the Plan, except for such person's own willful misconduct or as expressly provided by statute. Members of the Committee and officers of the Company shall be indemnified in connection with their administration of the Plan to the fullest extent provided by the Delaware General Corporation Law and by the Bylaws of the Company.

4. EXPENSES OF THE PLAN.

     The expenses of the Plan shall be borne by the Company. The Company shall not be required to establish any special or separate fund or make any other segregation of assets to assume the payment of any award under the Plan, and rights to the payment of such awards shall be no greater than the rights of the Company's general creditors.

5. SHARES AVAILABLE FOR THE PLAN.

         Subject to adjustments as provided in Section 20, to allow for stock splits, recapitalizations and similar occurrences, as of any date the total number of shares of Common Stock with respect to which awards may be granted under the Plan (the "Shares") shall equal the excess (if any) of 47,068,750 over
(i) the number of shares of Common Stock subject to outstanding awards under the Plan or the Prior Plans, (ii) the number of shares of Common Stock in respect of which options and stock appreciation rights have been exercised under the Plan or the Prior Plans, and (iii) the number of shares of Common Stock issued pursuant to performance awards or issued subject to forfeiture restrictions which have lapsed under the Plan or the Prior Plans. Such Shares may be in whole or in part authorized and unissued, or shares which are held by the Company as treasury shares. If any grant under the Plan or any Prior Plan expires or terminates unexercised, becomes unexercisable or is forfeited as to any Shares, such unpurchased or forfeited Shares shall thereafter be available for further grants under the Plan unless, in the case of options granted under the Plan or any Prior Plan, related SARs are exercised.

6. PARTICIPATION.

     Participation in the Plan shall be limited to those directors (including Non-Employee Directors), officers (including non-employee officers) and key employees of, and other key individuals (including Non-Employees of the Company) performing services for, the Company and its Subsidiaries selected by the Committee (including participants located outside the United States). Nothing in the Plan or in any grant thereunder shall confer any right on a participant to continue in the employ of or the performance of services for the Company or shall interfere in any way with the right of the Company to terminate the employment or performance of services of a participant at any time. By accepting any award under the Plan, each participant and each person claiming under or through him or her shall be conclusively deemed to have indicated his or her acceptance and ratification of, and consent to, any action taken under the Plan by the Company, the Board or the Committee.

     Determinations made by the Committee under the Plan need not be uniform and may be made selectively among eligible individuals under the Plan, whether or not such individuals are similarly situated. A grant of any type made hereunder in any one year to an eligible participant shall neither guarantee nor preclude a further grant of that or any other type to such participant in that year or subsequent years.

7. INCENTIVE AND NONQUALIFIED OPTIONS.

     The Committee may from time to time grant to eligible participants Incentive Stock Options, Nonqualified Stock Options, or any combination thereof; provided that the Committee may grant Incentive Stock Options only to eligible Employees of the Company or its subsidiaries (as defined for this purpose in Section 424(f) of the Code). In any one calendar year, the Committee shall not grant to any one participant, options or SARs to purchase a number of shares of Common Stock in excess of Two Million (2,000,000) shares (subject to such adjustments as may be provided for under Section 20 hereof). The options granted shall take such form as the Committee shall determine, subject to the following terms and conditions.

     It is the Company's intent that Nonqualified Stock Options granted under the Plan not be classified as Incentive Stock Options, that Incentive Stock Options be consistent with and contain or be deemed to contain all provisions required under Section 422 of the Code and any successor thereto, and that any ambiguities in construction be interpreted in order to effectuate such intent. If an Incentive Stock Option granted under the Plan does not qualify as such for any reason, then to the extent of such nonqualification, the stock option represented thereby shall be regarded as a Nonqualified Stock Option duly granted under the Plan, provided that such stock option otherwise meets the Plan's requirements for Nonqualified Stock Options.

     Incentive Stock Options or Nonqualified Stock Options, SARs, alone or in tandem with options, restricted stock awards, performance awards, or any combination thereof, may be granted to such persons and for such number of Shares as the Committee shall determine (such individuals to whom grants are made being sometimes herein called "optionees" or "grantees," as the case may
be).

8. TERMS OF STOCK OPTIONS

     (a) PRICE. The price per Share payable by an optionee upon the exercise of each option (the "exercise price") shall be established by the Committee, except that the exercise price may not be less than 100% of the Fair Market Value of a share of Common Stock as of the date of grant of the option, and in the case of the grant of any Incentive Stock Option to an employee who, at the time of the grant, owns more than 10% of the total combined voting power of all classes of stock of the Company or any of its

Subsidiaries, the exercise price may not be less than 110% of the Fair Market Value of a share of Common Stock as of the date of grant of the option, in each case unless otherwise permitted by Section 422 of the Code.

     (b) TERMS OF OPTIONS. The term during which each option may be exercised shall be determined by the Committee, but, except as otherwise provided herein, in no event shall an option be exercisable in whole or in part, in the case of a Nonqualified Stock Option or an Incentive Stock Option (other than as described below), more than ten years from the date it is granted or, in the case of an Incentive Stock Option granted to an employee who at the time of the grant owns more than 10% of the total combined voting power of all classes of stock of the Company or any of its Subsidiaries, if required by the Code, more than five years from the date it is granted. All rights to purchase Shares pursuant to an option shall, unless sooner terminated, expire at the date designated by the Committee. The Committee shall determine the date on which each option shall become exercisable and may provide that an option shall become exercisable in installments. The Committee shall have the discretion to provide in the form of option grant that the vesting and exercisability of the option may be accelerated by the achievement of performance goals established by the Committee at the time of grant. The performance goals shall be based on one or more of the standards set forth in Section 15 hereof. The Shares constituting each installment may be purchased in whole or in part at any time after such installment becomes exercisable, subject to such minimum exercise requirements as may be designated by the Committee. Unless otherwise provided herein or in the terms of the related grant, an optionee may exercise an option only if he or she is, and has continuously since the date the option was granted, been a director, officer or employee of or performed other services for the Company or a Subsidiary. Prior to the exercise of an option and delivery of the Shares represented thereby, the optionee shall have no rights as a stockholder with respect to any Shares covered by such outstanding option (including any dividend or voting rights).

     (c) LIMITATIONS ON GRANTS. If required by the Code, the aggregate Fair Market Value (determined as of the grant date) of Shares for which an Incentive Stock Option is exercisable for the first time during any calendar year under all incentive stock option plans of the Company and its subsidiaries (as defined in Section 424 of the Code) may not exceed $100,000.

9. WRITTEN AGREEMENT; VESTING; CONFIDENTIALITY AGREEMENT.

     (a) Each Participant to whom a grant is made under this Plan shall enter into a written agreement with the Company that shall contain such provisions, including without limitation vesting requirements, consistent with the provisions of the Plan, as may be approved by the Committee. Unless the Committee may otherwise provide and except as otherwise provided in Section 11 in connection with a Change of Control or certain occurrences of termination, no grant under this Plan may be exercised, and no restrictions relating thereto may lapse, within six months of the date such grant is made.

     (b) Each Participant shall, as a condition to receiving a grant under this Plan, enter into an agreement with the Company containing non-compete, confidentiality, non-solicitation and no-hire provisions substantially in conformity with the provisions of ATTACHMENT A hereto and incorporated by reference herein, or in such other form of non-compete, confidentiality, non-solicitation and no-hire agreement as the Committee may adopt and approve from time to time (as so modified or amended, the "Non-Compete Agreement"). Such provisions may be included in, or incorporated by reference in, the written agreement referred to in Section 9(a) above. Such agreement shall provide that in the event the Participant shall violate or breach such provisions, the Company shall have the right, among such other remedies for breach as may be available to it at law or in equity, to require the Participant to forfeit any unexercised options, SAR's, performance awards or unvested restricted stock awarded to Participant under this Plan, and, in the event the Participant has realized any proceeds from the disposition of any such stock or other awards within two years prior to such violation or breach, the Company shall have the right to seek to recover such proceeds from the Participant.

     (c) The written agreement referred to in Section 9(a) above may consist of a signed acknowledgment of receipt of a grant letter from the Company to the Participant, pursuant to which the Participant agrees that the terms of this Plan are incorporated by reference into such grant letter, are available upon request from the Office of the Plan Administrator at the Company or on the Company's Intranet Site under Human Resources. Similarly, the Participant shall be deemed to have entered into a Non-Compete Agreement with the Company, in the form attached hereto as ATTACHMENT A (or in such other form as the Committee may adopt and specify from time to time), each time the Participant signs an acknowledgment of receipt of such a grant letter.

10. EXERCISE OF STOCK OPTIONS

      (a) NOTICE. Options may be exercised, in whole or in part, upon the Company's receipt of written notice of exercise in the form prescribed by the Company, accompanied by payment of the exercise price of the Shares to be acquired. However, no participant shall be eligible to exercise any Stock Option
(i) if the participant, at the time of the purported exercise, is not in compliance with any provision of the Plan or (ii) with respect to which the participant has not signed and returned to the Company a letter in the form prescribed by the Company, acknowledging receipt of such Stock Option, agreeing to abide by the provisions of the Plan and otherwise containing such provisions as the Company shall prescribe. Once given, a notice may not be withdrawn without the consent of the Company.

     (b) METHOD OF PAYMENT. Unless otherwise determined by the Committee, payment shall be made (i) in cash (including check, bank draft or money order),
(ii) by delivery of outstanding shares of Common Stock with a Fair Market Value on the date of exercise equal to the aggregate exercise price payable with respect to the options' exercise, (iii) by simultaneous sale through a broker reasonably acceptable to the Committee of Shares acquired on exercise, as permitted under Regulation T of the Federal Reserve Board, (iv) by authorizing the Company to withhold from issuance a number of Shares issuable upon exercise of the options which, when multiplied by the Fair Market Value of a share of Common Stock on the date of exercise is equal to the aggregate exercise price payable with respect to the options so exercised or (v) by any combination of the foregoing. or (v) such other form of payment as the Committee may permit in its discretion.

     (c) PAYMENT BY TENDER OF SHARES. In the event a grantee elects to pay the exercise price payable with respect to an option pursuant to clause (ii) of
Section 10(b) above, (A) only a whole number of share(s) of Common Stock (and not fractional shares of Common Stock) may be tendered in payment, (B) such grantee must present evidence acceptable to the Company that he or she has owned any such shares of Common Stock tendered in payment of the exercise price (and that such tendered shares of Common Stock have not been subject to any substantial risk of forfeiture) for at least six months prior to the date of exercise, and (C) Common Stock must be delivered to the Company. Delivery for this purpose may, at the election of the grantee, be made either by (A) physical delivery of the certificate(s) for all such shares of Common Stock tendered in payment of the price, accompanied by duly executed instruments of transfer in a form acceptable to the Company, or (B) direction to the grantee's broker to transfer, by book entry, such shares of Common Stock from a brokerage account of the grantee to a brokerage account specified by the Company. When payment of the exercise price is made by delivery of Common Stock, the difference, if any, between the aggregate exercise price payable with respect to the option being exercised and the Fair Market Value of the share(s) of Common Stock tendered in payment (plus any applicable taxes) shall be paid in cash. No grantee may tender shares of Common Stock having a Fair Market Value exceeding the aggregate exercise price payable with respect to the option being exercised (plus any applicable taxes).

     (d) PAYMENT BY WITHHOLDING OF A PORTION OF SHARES. In the event a grantee elects to pay the exercise price payable with respect to an option pursuant to clause (iv) above, (A) only a whole number of Share(s) (and not fractional Shares) may be withheld in payment and (B) such grantee must present evidence acceptable to the Company that he or she has owned a number of shares of Common Stock at least equal to the number of Shares to be withheld in payment of the exercise price (and that such owned shares of Common Stock have not been subject to any substantial risk of forfeiture) for at least six months prior to the date of exercise. When payment of the exercise price is made by withholding of Shares, the difference, if any, between the aggregate exercise price payable with respect to the option being exercised and the Fair Market Value of the Share(s) withheld in payment (plus any applicable taxes) shall be paid in cash. No grantee may authorize the withholding of Shares having a Fair Market Value exceeding the aggregate exercise price payable with respect to the option being exercised (plus any applicable taxes). Any withheld Shares shall no longer be issuable under such option.

11. EFFECT OF TERMINATION; CHANGE OF CONTROL ON OPTIONS

     (a)  TERMINATION. Except as may otherwise be provided by the Committee:

          (i) If a participant ceases to be a director, officer or employee of, or to perform other services for, the Company and any Subsidiary due to the death of the participant, all of the participant's options and SARs shall become fully vested and exercisable and shall remain so for a period of 24 months from the date of such death but in no event after the expiration date of the options or SARs.

          (ii) If a participant ceases to be a director, officer or employee of, or to perform other services for, the Company and any Subsidiary upon the occurrence of his or her Retirement, (A) all of the participant's options and SARs that were exercisable on the date of Retirement shall remain exercisable for, and shall otherwise terminate at the end of, a period of up to 90 days after the date of Retirement, but in no event after the expiration date of the options or SARs and (B) all of the participant's options and SARs that were not exercisable on the date of Retirement shall be forfeited immediately upon such Retirement.

          (iii) If a participant ceases to be a director, officer or employee of, or to perform other services for, the Company or a Subsidiary due to Cause, all of the participant's options and SARs shall be forfeited immediately upon such cessation, whether or not then exercisable.

          (iv) If a participant ceases to be a director, officer or employee of, or to otherwise perform services for, the Company or a Subsidiary for any reason other than death, Retirement or Cause, (A) all of the participant's options and SARs that were exercisable on the date of such cessation shall remain exercisable for, and shall otherwise terminate at the end of, a period of 90 days after the date of such cessation, but in no event after the expiration date of the options or SARs and (B) all of the participant's options and SARs that were not exercisable on the date of such cessation shall be forfeited immediately upon such cessation. The Committee may, at its sole discretion, determine (i) whether any leave of absence (including short-term or long-term disability or medical leave) shall constitute a termination of employment for purposes of this Plan and (ii) the impact, if any, of any such leave on outstanding awards under the Plan.

     (b) CHANGE IN CONTROL. If there is a Change in Control, all of the participant's options and SARs shall become fully vested and exercisable immediately prior to such Change in Control and shall remain so until the expiration date of the options and SARs.

12. RELOAD OPTIONS

      The Committee may provide (either at the time of grant or exercise of an option), in its discretion, for the grant to a grantee who exercises all or any portion of an option ("Exercised Options") and who pays all or part of such exercise price with shares of Common Stock, of an additional option (a "Reload Option") for a number of shares of Common Stock equal to the sum (the "Reload Number") of the number of shares of Common Stock tendered or withheld in payment of such exercise price for the Exercised Options plus, if so provided by the Committee, the number of shares of Common Stock, if any, tendered or withheld by the grantee or withheld by the Company in connection with the exercise of the Exercised Options to satisfy any federal, state or local tax withholding requirements. The terms of each Reload Option, including the date of its expiration and the terms and conditions of its exercisability and transferability, shall be the same as the terms of the Exercised Option to which it relates, except that (i) the grant date for each Reload Option shall be the date of exercise of the Exercised Option to which it relates and (ii) the exercise price for each Reload Option shall be the Fair Market Value of the Common Stock on the grant date of the Reload Option.

 13. STOCK APPRECIATION RIGHTS.

     The Committee shall have the authority to grant SARs under this Plan, either alone or to any optionee in tandem with options (either at the time of grant of the related option or thereafter by amendment to an outstanding option). SARs shall be subject to such terms and conditions as the Committee may specify.

     No SAR may be exercised unless the Fair Market Value of a share of Common Stock of the Company on the date of exercise exceeds the exercise price of the SAR or, in the case of SARs granted in tandem with options, any options to which the SARs correspond. Prior to the exercise of the SAR and delivery of the cash and/or Shares represented thereby, the participant shall have no rights as a stockholder with respect to Shares covered by such outstanding SAR (including any dividend or voting rights).

     SARs granted in tandem with options shall be exercisable only when, to the extent and on the conditions that any related option is exercisable. The exercise of an option shall result in an immediate forfeiture of any related SAR to the extent the option is exercised, and the exercise of an SAR shall cause an immediate forfeiture of any related option to the extent the SAR is exercised.

     Upon the exercise of an SAR, the participant shall be entitled to a distribution in an amount equal to the difference between the Fair Market Value of a share of Common Stock on the date of exercise and the exercise price of the SAR or, in the case of SARs granted in tandem with options, any option to which the SAR is related, multiplied by the number of Shares as to which the SAR is exercised (less any applicable taxes). The Committee shall decide whether such distribution shall be in cash, in Shares having a Fair Market Value equal to such amount, in Other Company Securities having a Fair Market Value equal to such amount or in a combination thereof.

     All SARs will be exercised automatically on the last day prior to the expiration date of the SAR or, in the case of SARs granted in tandem with options, any related option, so long as the Fair Market Value of a share of Common Stock on that date exceeds the exercise price of the SAR or any related option, as applicable. An SAR granted in tandem with options shall expire at the same time as any related option expires and shall be transferable only when, and under the same conditions as, any related option is transferable.

14. RESTRICTED STOCK.

     The Committee may at any time and from time to time grant Shares of restricted stock under the Plan to such participants and in such amounts as it determines. Each grant of restricted stock shall specify the applicable restrictions on such Shares, the duration of such restrictions (which shall be at least 3 years, subject to partial vesting at the end of year 1 and any time thereafter, and except as otherwise provided in the third paragraph of this
Section 14), and the time or times at which such restrictions shall lapse with respect to all or a specified number of Shares that are part of the grant.

     The participant will be required to pay the Company the aggregate par value of any Shares of restricted stock (or such larger amount as the Board may determine to constitute capital under Section 154 of the Delaware General Corporation Law, as amended) within ten days of the date of grant, unless such Shares of restricted stock are treasury shares. Unless otherwise determined by the Committee, certificates representing Shares of restricted stock granted under the Plan will be held in escrow by the Company on the participant's behalf during any period of restriction thereon and will bear an appropriate legend specifying the applicable restrictions thereon, and the participant will be required to execute a blank stock power therefor. Except as otherwise provided by the Committee, during such period of restriction the participant shall have all of the rights of a holder of Common Stock, including but not limited to the rights to receive dividends and to vote, and any stock or other securities received as a distribution with respect to such participant's restricted stock shall be subject to the same restrictions as then in effect for the restricted stock.

     Except as may otherwise be provided by the Committee, (a) immediately prior to a Change in Control or at such time as a participant ceases to be a director, officer or employee of, or to otherwise perform services for, the Company and its Subsidiaries due to death or Retirement during any period of restriction, all restrictions on Shares granted to such participant shall lapse, and (b) at such time as a participant ceases to be a director, officer or employee of, or to otherwise perform services for, the Company or its Subsidiaries for any other reason, all Shares of restricted stock granted to such participant on which the restrictions have not lapsed shall be immediately forfeited to the Company.

15. PERFORMANCE AWARDS.

         Performance awards may be granted to participants at any time and from time to time as determined by the Committee. The Committee shall have complete discretion in determining the size and composition of performance awards so granted to a participant and the appropriate period over which performance is to be measured (a "performance cycle"), except that no performance cycle shall be less than 12 months in duration. Performance awards may include (i) specific dollar-value target awards, (ii) performance units, the value of each such unit being determined by the Committee at the time of issuance, and/or (iii) performance Shares, the value of each such Share being equal to the Fair Market Value of a share of Common Stock. The value of each performance award may be fixed or it may be permitted to fluctuate based on a performance factor (e.g., return on equity) selected by the Committee. The maximum aggregate payout (determined as of the end of the applicable performance cycle) with respect to specific dollar-value target awards or performance units awarded in any one fiscal year to any one Participant shall be $2,500,000, and the maximum aggregate payout (determined as of the end of the applicable performance cycle) with respect to performance Shares granted in any one fiscal year to any one Participant shall be 100,000 performance Shares.

         The Committee shall establish performance goals and objectives for each performance cycle on the basis of one or more of the following measurements of the Company's performance for the relevant period: earnings per share (EPS); net earnings; pre-tax earnings; earnings before interest and taxes (EBIT); earnings before interest, taxes, depreciation and amortization (EBITDA); net operating profit after tax (NOPAT) return on assets; return on equity; return on net assets (RONA); return on investment; return on capital; total shareholder return; stock price (and stock price appreciation, either in absolute terms or in relationship to the appreciation among members of a peer group to be determined by the Committee); revenues; comparable store sales; cash flow; economic profit; and sales per square foot; inventory turnover and strategic milestones. The performance objectives established by the Committee for any performance cycle may be expressed in terms of attaining a specified level of the performance objective or the attainment of a percentage increase or decrease in the particular objective, and may involve comparisons with respect to historical results of the Company and its Subsidiaries and/or operating groups or segments thereof, all as the Committee deems appropriate. The performance objectives established by the Committee for any performance cycle may be applied to the performance of the Company relative to a market index, a peer group of other companies or a combination thereof, all as determined by the Committee for such performance cycle. The performance objectives established by the Committee must preclude the discretion to increase the amount of any incentive award payable to a Participant.

         During any performance cycle, the Committee shall have the authority to adjust the performance goals and objectives for such cycle for such reasons as it deems equitable to the extent permitted under Section 162(m) of the Code. Specifically, the Committee is authorized to make adjustments in the method of calculating attainment of performance goals and objectives for a performance cycle as follows: (i) to exclude the dilutive effects of acquisitions or joint ventures; (ii) to assume that any business divested by the Company achieved performance objectives at targeted levels during the balance of a performance cycle following such divestiture; (iii) to exclude restructuring and/or other nonrecurring charges; (iv) to exclude exchange rate effects, as applicable, for non-U.S. dollar denominated net sales and operating earnings; (v) to exclude the effects of changes to generally accepted accounting standards required by the Financial Accounting Standards Board; (vi) to exclude the effects to any statutory adjustments to corporate tax rates; (vii) to exclude the impact of any "extraordinary items" as determined under generally accepted accounting principles; (viii) to exclude the effect of any change in the outstanding shares of common stock of the Company by reason of any stock dividend or split, stock repurchase, reorganization, recapitalization, merger, consolidation, spin-off, combination or exchange of shares or other similar corporate change, or any distributions to common shareholders other than regular cash dividends; and (ix) to exclude any other unusual, non-recurring gain or loss or other extraordinary item.

     The Committee shall determine the portion of each performance award that is earned by a participant on the basis of the Company's performance over the performance cycle in relation to the performance goals for such cycle. The earned portion of a performance award may be paid out in Shares, cash, Other Company Securities, or any combination thereof, as the Committee may determine.

     A participant must be a director, officer or employee of, or otherwise perform services for, the Company or its Subsidiaries at the end of the performance cycle in order to be entitled to payment of a performance award issued in respect of such cycle; provided, however, that, except as otherwise provided by the Committee, (a) if a participant ceases to be a director, officer or employee of, or to otherwise perform services for, the Company and its Subsidiaries upon his or her death or Retirement prior to the end of the performance cycle, the participant shall earn a proportionate portion of the performance award based upon the elapsed portion of the performance cycle and the Company's performance over that portion of such cycle and (b) in the event of a Change in Control, a participant shall earn no less than the portion of the performance award that the participant would have earned if the performance cycle(s) had terminated as of the date of the Change in Control.

16. WITHHOLDING TAXES.

     (a) PARTICIPANT ELECTION. The Committee may provide that a participant may be permitted to elect to deliver shares of Common Stock (or have the Company withhold shares acquired upon exercise of an option or SAR or deliverable upon grant or vesting of restricted stock, as the case may be) to satisfy, in whole or in part, the amount the Company is required to withhold for taxes in connection with the exercise of an option or SAR or the delivery of restricted stock upon grant or vesting, as the case may be. Such election must be made on or before the date the amount of tax to be withheld is determined. Once made, the election shall be irrevocable. The fair market value of the shares to be withheld or delivered will be the Fair Market Value as of the date the amount of tax to be withheld is determined. In the event a participant elects to deliver shares of Common Stock pursuant to this Section 10(a), such delivery must be made subject to the conditions and pursuant to the procedures set forth in
Section 6(b) with respect to the delivery of Common Stock in payment of the exercise price of options.

     (b) COMPANY REQUIREMENT. The Company may require, as a condition to any grant or exercise under the Plan, to the payment of any SAR or to the delivery of certificates for Shares issued hereunder, that the grantee make provision for the payment to the Company, either pursuant to Section 10(a) or this Section 10(b), of any federal, state or local taxes of any kind required by law to be withheld with respect to any grant or payment or any delivery of Shares. The Company, to the extent permitted or required by law, shall have the right to deduct from any payment of any kind (including salary or bonus) otherwise due to a grantee, an amount equal to any federal, state or local taxes of any kind required by law to be withheld with respect to any grant or payment or to the delivery of Shares under the Plan, or to retain or sell without notice a sufficient number of the Shares to be issued to such grantee to cover any such taxes, the payment of which has not otherwise been provided for in accordance with the terms of the Plan, provided that the Company shall not sell any such Shares if such sale would be considered a sale by such grantee for purposes of
Section 16 of the Exchange Act that is not exempt from matching thereunder.

17. TRANSFERABILITY.

     Unless the Committee determines otherwise, no option, SAR, performance award, or restricted stock granted under the Plan shall be transferable by a participant otherwise than by will or the laws of descent and distribution. Unless the Committee determines otherwise, an option, SAR, or performance award may be exercised only by the optionee or grantee thereof or his guardian or legal representative; provided that Incentive Stock Options may be exercised by such guardian or legal representative only if permitted by the Code and any regulations promulgated thereunder.

18. LISTING, REGISTRATION AND QUALIFICATION UNDER 162 (M) OF THE IRC AND SECTION 16 OF THE SECURITIES EXCHANGE ACT OF 1934.

     If the Committee determines that the listing, registration or qualification upon any securities exchange or under any law of Shares subject to any option, SAR, performance award or restricted stock grant is necessary or desirable as a condition of, or in connection with, the granting of same or the issue or purchase of Shares thereunder, no such option or SAR may be exercised in whole or in part, no such performance award may be paid out and no Shares may be issued unless such listing, registration or qualification is effected free of any conditions not acceptable to the Committee.

     It is the intent of the Company that the Plan comply in all respects with
Section 162(m) of the Code, that awards made hereunder comply in all respects with Rule 16b-3 under the Exchange Act, that any ambiguities or inconsistencies in construction of the Plan be interpreted to give effect to such intention and that if any provision of the Plan is found not to be in compliance with Section 162(m), such provision shall be deemed null and void to the extent required to permit the Plan to comply with Section 162(m), as the case may be.

19. TRANSFER OF EMPLOYEE.

     The transfer of an employee from the Company to a Subsidiary, from a Subsidiary to the Company, or from one Subsidiary to another shall not be considered a termination of employment; nor shall it be considered a termination of employment if an employee is placed on military, disability or sick leave or such other leave of absence which is considered by the Committee as continuing intact the employment relationship.

20. ADJUSTMENTS FOR REORGANIZATION, STOCK SPLITS, ETC.

     In the event of a reorganization, recapitalization, stock split, stock dividend, combination of shares, merger, consolidation, distribution of assets, or any other change in the corporate structure or shares of the Company, the Committee shall make such adjustment as it deems appropriate in the number and kind of Shares or other property reserved for issuance under the Plan, in the number and kind of Shares or other property covered by grants previously made under the Plan, and in the exercise price of outstanding options and SARs. Any such adjustment shall be final, conclusive and binding for all purposes of the Plan. In the event of any merger, consolidation or other reorganization in which the Company is not the surviving or continuing corporation or in which a Change in Control is to occur, all of the Company's obligations regarding options, SARs performance awards, and restricted stock that were granted hereunder and that are outstanding on the date of such event shall, on such terms as may be approved by the Committee prior to such event, be assumed by the surviving or continuing corporation or canceled in exchange for property (including cash).

     Without limitation of the foregoing, in connection with any transaction of the type specified by clause (iii) of the definition of a Change in Control in
Section 2(c), the Committee may, in its discretion, (i) cancel any or all outstanding options under the Plan in consideration for payment to the holders thereof of an amount equal to the portion of the consideration that would have been payable to such holders pursuant to such transaction if their options had been fully exercised immediately prior to such transaction, less the aggregate exercise price that would have been payable therefor, or (ii) if the amount that would have been payable to the option holders pursuant to such transaction if their options had been fully exercised immediately prior thereto would be less than the aggregate exercise price that would have been payable therefor, cancel any or all such options for no consideration or payment of any kind. Payment of any amount payable pursuant to the preceding sentence may be made in cash or, in the event that the consideration to be received in such transaction includes securities or other property, in cash and/or securities or other property in the Committee's discretion.

21. TERMINATION OR MODIFICATION OF THE PLAN.

     The Board of Directors or the Committee, without approval of the stockholders, may modify or terminate the Plan, except that no modification shall become effective without prior approval of the stockholders of the Company if stockholder approval would be required for continued compliance with the performance-based compensation exception of Section 162(m) of the Code or any listing requirement of the principal stock exchange on which the Common Stock is then listed. With respect to International Participants, the Committee may, in its sole discretion, amend the terms of the Plan or any Awards under the Plan with respect to such International Participants in order to conform such terms to the requirements of local laws in the country in which the International Participant resides or works.

22. AMENDMENT OR SUBSTITUTION OF AWARDS UNDER THE PLAN.

     The terms of any outstanding award under the Plan may be amended from time to time by the Committee in its discretion in any manner that it deems appropriate (including, but not limited to, acceleration of the date of exercise of any award and/or payments thereunder or of the date of lapse of restrictions on Shares) in the event of a change in control or death, disability, retirement of the participant, or other situation which the Committee deems as a special circumstance; provided that, except as otherwise provided in Section 15, no such amendment shall adversely affect in a material manner any right of a participant under the award without his or her written consent. The Committee may, with the grantee's consent, cancel any award under the Plan and issue a new award in substitution therefor upon such terms as the Committee may in its sole discretion determine, provided that the substituted award shall satisfy all applicable Plan requirements as of the date such new award is made; and further provided, notwithstanding the foregoing or any other provision of this Plan, that in no event shall an option or stock appreciation right be granted in substitution for a previously granted option or stock appreciation right, with the old award being canceled or surrendered as a condition of receiving the new award, if the new award would have a lower option exercise price or stock appreciation right appreciation base than the award it replaces. The foregoing is not intended to prevent equitable adjustment of awards upon the occurrence of certain events as herein provided, for example, without limitation, adjustments pursuant to Section 15.

23. COMMENCEMENT DATE; TERMINATION DATE.

     The date of commencement of the Plan shall be October 1, 1997, subject to approval by the stockholders of the Company. Unless previously terminated upon the adoption of a resolution of the Board terminating the Plan, no Incentive Stock Options shall be issued under this plan after the close of business on September 30, 2007. No termination of the Plan shall materially and adversely affect any of the rights or obligations of any person, without his consent, under any grant of options or other incentives theretofore granted under the Plan.

24. GOVERNING LAW.

     The Plan shall be governed by the laws of the State of Florida, without giving effect to any choice of law provisions.

                          NON-COMPETE, CONFIDENTIALITY
                         AND NON-SOLICITATION AGREEMENT

THIS AGREEMENT is made as of __________ between Office Depot, Inc., a Delaware corporation (the "COMPANY") and _____________ ("EMPLOYEE"), having employee identification number _____________.

         In consideration of the mutual covenants contained herein and other good and valuable consideration, including the compensation paid to and benefits received by Employee as an employee of the company, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

1. NON-COMPETE AGREEMENT. Employee hereby agrees that, during the term of Employee's employment by the Company (including by any subsidiary of the Company), and for a period of 12 months thereafter (as used herein, the "NONCOMPETE Period"), Employee shall not directly or indirectly own or have any interest in, manage, control, participate in, consult with, render services for, or in any manner engage in any business competing with the businesses of the Company (or any of its subsidiaries), as such businesses exist or are in process on the date hereof, within any geographical area in which the Company (or its subsidiaries) engage in such businesses on the date hereof. Nothing herein shall prohibit Employee from being a passive owner of not more than 2% of the outstanding stock of any class of a corporation which is publicly traded, so long as Employee has no active participation in the business of such corporation.

2. CONFIDENTIAL INFORMATION. Employee acknowledges that the information, observations and data obtained by Employee while employed by the Company and its subsidiaries concerning the business or affairs of the Company or any subsidiary of the Company ("CONFIDENTIAL INFORMATION") are the property of the Company or such subsidiary. Therefore, Employee agrees that Employee shall not disclose to any unauthorized person or use for Employee's own purposes any Confidential Information without the prior written consent of the Company, unless and to the extent that the aforementioned matters become generally known to and available for use by the public other than as a result of Employee's acts or omissions. Employee shall deliver to the Company at the termination of Employee's employment, or at any other time the Company may request, all memoranda, notes, plans, records, reports, computer tapes, disks, printouts and software and other documents and data (and copies thereof) relating to the Confidential Information, Work Product (as defined below) or the business of the Company or any subsidiary which Employee may then possess or have under Employee's control.

3.       INVENTIONS AND PATENTS.

         (a) Employee acknowledges that all inventions, innovations, improvements, developments, methods, designs, analyses, drawings, reports and all similar or related information (whether or not patentable) which relate to the Company's or any of its subsidiaries' actual or anticipated business, research and development or existing or future products or services and which are conceived, developed or made by Employee while employed by the Company and its subsidiaries ("WORK PRODUCT") belong to the Company and/or such subsidiary. Employee shall promptly disclose such Work Product to the Company and perform all actions reasonably requested by the Company (whether during or after employment) to establish and confirm such ownership (including, without limitation, the execution of assignments, consents, powers of attorney and other instruments).

         (b) Notwithstanding the obligations set forth in paragraphs 1 and 2(a) above, after termination of Employee's employment with the Company, the Employee shall be free to use Residuals of the Company's Confidential Information and Work Product for any purpose, subject only to its obligations with respect to disclosure set forth herein and any copyrights and patents of the Company. The term "Residuals" means information in non-tangible form that may be retained in the unaided memory of Employee derived from the Company's Confidential Information and Work Product to which Employee has had access during his or her employment with the Company. Employee may not retain or use the documents and other tangible materials containing the Company's Confidential Information or Work Product after the termination of his or her employment with the Company.

4. NON-SOLICITATION.

         a) While employed by the Company or any subsidiary thereof and for a period of six months after the termination of Employee's employment, Employee shall not directly or indirectly through another entity (i) induce or attempt to induce any employee of the Company or any subsidiary to leave the employ of the Company or subsidiary, or in any way interfere with the relationship between the Company or any subsidiary and any employee thereof, (ii) hire any person who was an employee of the Company or any subsidiary at any time during his/her employment or (iii) induce or attempt to induce any customer, supplier, licensee, licenser, franchisee or other business relation of the Company or any subsidiary to cease doing business with the Company or such subsidiary, or in any way interfere with the relationship between any such customer, supplier, licensee or business relation and the Company or any subsidiary (including, without limitation, making any negative statements or communications about the Company or its subsidiaries).

         b) The provisions of this paragraph 3 will be enforced to the fullest extent permitted by the law in the jurisdiction in which Employee resides at the time of the enforcement of the provision.

         c) In the event of the breach or a threatened breach by Employee of any of the provisions of this paragraph 3, the Company, in addition and supplementary to other rights and remedies existing in its favor, may apply to any court of law or equity of competent jurisdiction for specific performance and/or injunctive or other relief in order to enforce or prevent any violations of the provisions hereof (without posting a bond or other security).

5. EMPLOYEE'S REPRESENTATIONS. Employee hereby represents and warrants to the Company that (i) the execution, delivery and performance of this Agreement by Employee do not and shall not conflict with, breach, violate or cause a default under any contract, agreement, instrument, order, judgment or decree to which Employee is a party or by which Employee is bound, (ii) Employee is not a party to or bound by any employment agreement, non-compete agreement or confidentiality agreement with any other person or entity and (iii) upon the execution and delivery of this Agreement by the Company, this Agreement shall be the valid and binding obligation of Employee, enforceable in accordance with its terms. Employee hereby acknowledges and represents that Employee has had an opportunity to consult with independent legal counsel regarding Employee's rights and obligations under this Agreement and that Employee fully understands the terms and conditions contained herein.

6. SURVIVAL. This Agreement shall survive and continue in full force in accordance with its terms notwithstanding any termination of employment. Nothing in this Agreement shall be deemed to imply any obligation of continued employment of Employee by the Company which employment shall be "at will" unless otherwise specifically agreed in writing.

7. NOTICES. Any notice provided for in this Agreement shall be in writing and shall be either personally delivered, or mailed by first class mail, return receipt requested, to the recipient at the address below indicated:

                   NOTICES TO EMPLOYEE:

                   Employee's last address appearing in the payroll/personnel records of the Company.

                   NOTICES TO THE COMPANY:

                   Office Depot, Inc.
                   2200 Old Germantown Road
                   Delray Beach, Florida 33445
                   Attention: Executive Vice President - Human Resources

or such other address or to the attention of such other person as the recipient party shall have specified by prior written notice to the sending party. Any notice under this Agreement shall be deemed to have been given when so delivered or mailed.

8. SEVERABILITY. Whenever possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under any applicable law or rule in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other provision or any other jurisdiction, but this Agreement shall be reformed, construed and enforced in such jurisdiction as if such invalid, illegal or unenforceable provision had never been contained herein.

9. COMPLETE AGREEMENT. This Agreement and those documents expressly referred to herein and other documents of even date herewith embody the complete agreement and understanding among the parties and supersede and preempt any prior understandings, agreements or representations by or among the parties, written or oral, which may have related to the subject matter hereof in any way.

10. NO STRICT CONSTRUCTION. The language used in this Agreement shall be deemed to be the language chosen by the parties hereto to express their mutual intent, and no rule of strict construction shall be applied against any party.

11. COUNTERPARTS. This Agreement may be executed in separate counterparts, each of which is deemed to be an original and all of which taken together constitute one and the same agreement.

12. SUCCESSORS AND ASSIGNS. This Agreement is intended to bind and inure to the benefit of and be enforceable by Employee, the Company and their respective heirs, successors and assigns, except that Employee may not assign Employee's rights or delegate Employee's obligations hereunder without the prior written consent of the Company.

13. CHOICE OF LAW. All issues and questions concerning the construction, validity, enforcement and interpretation of this Agreement and the exhibits and schedules hereto shall be governed by, and construed in accordance with, the laws of the State of Florida, without giving effect to any choice of law or conflict of law rules or provisions (whether of the State of Florida or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of Florida.

14. AMENDMENT AND WAIVER. The provisions of this Agreement may be amended or waived only with the prior written consent of the Company and Employee, and no course of conduct or failure or delay in enforcing the provisions of this Agreement shall affect the validity, binding effect or enforceability of this Agreement.

15. STOCK OPTION PLAN AWARDS. Employee may receive from time to time, grants of stock options and/or awards of shares of restricted stock pursuant to the terms of the Office Depot, Inc. Amended Long-Term Equity Incentive Plan, or under another comparable plan of the Company (herein collectively referred to as the "Stock Option Plan"). Employee hereby agrees that his or her signature on this Agreement is deemed to be "remade" on each and every occasion on which Employee receives any grant or award under the Stock Option Plan. Employee further agrees that as a remedy available to the Company for any breach of this Agreement by Employee, the Company shall have the absolute right to cancel any unvested or vested but unexercised stock option or any award of restricted stock under the Stock Option Plan upon evidence that Employee has breached, or intends to breach this Agreement. Employee shall not be required to separately sign any document to cause this provision of this Agreement to be applicable to any future grant or award under the Stock Option Plan.

16. ARBITRATION PROVISIONS. Any dispute or controversy between the Company and Executive arising out of or relating to this Agreement or the breach of this Agreement shall be settled by arbitration administered by the American Arbitration Association ("AAA") in accordance with its National Rules for the Resolution of Employment Disputes then in effect, and judgment on the award rendered by the arbitrator may be entered in any court having jurisdiction thereof. Any arbitration shall be held before a single arbitrator who shall be selected by the mutual agreement of the Company and Executive, unless the parties are unable to agree to an arbitrator, in which case the arbitrator will be selected under the procedures of the AAA. The arbitrator shall have the authority to award any remedy or relief that a court of competent jurisdiction could order or grant, including, without limitation, the issuance of an injunction. However, either party may, without inconsistency with this arbitration provision, apply to any court otherwise having jurisdiction over such dispute or controversy and seek interim provisional, injunctive or other equitable relief until the arbitration award is rendered or the controversy is otherwise resolved. Except as necessary in court proceedings to enforce this arbitration provision or an award rendered hereunder, or to obtain interim relief, or as may otherwise be required by law, neither a party nor an arbitrator may disclose the existence, content or results of any arbitration hereunder without the prior written consent of the Company and Executive. The Company and Executive acknowledge that this agreement evidences a transaction involving interstate commerce. Notwithstanding any choice of law provision included in this Agreement, the United States Federal Arbitration Act shall govern the interpretation and enforcement of this arbitration provision. The arbitration proceeding shall be conducted in Palm Beach County, Florida or such other location to which the parties may agree. The Company shall pay the costs of any arbitrator appointed hereunder and the administrative fees and costs imposed by the AAA.


                                   * * * * *

         IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first written above.

                                       OFFICE DEPOT, INC.



                                       By:
                                           -------------------------------------

                                       Print Name:
                                                    ----------------------------



                                       EMPLOYEE:



                                       -----------------------------------------
                                       Name:


                                       Date
                                            ------------------------------------


                                       Print Name:
                                                  ------------------------------

                                   PROXY CARD

                               OFFICE DEPOT, INC.
                            2200 OLD GERMANTOWN ROAD
                             DELRAY BEACH, FL 33445

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned hereby appoints Brian D. Dan, Merry E. Lindberg and Anne Zuckerman as Proxies, each with the power to appoint his or her substitute, and hereby authorizes them to represent and to vote as designated below all the shares of common stock of Office Depot, Inc. held of record by the undersigned on March 8, 2002, at the annual meeting of shareholders to be held on April 25, 2002 or any adjournment thereof.

THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED SHAREHOLDER. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED "FOR" PROPOSALS 1, 2, 3 AND 4.

                           (CONTINUED ON REVERSE SIDE)

Item 1 - Election of Directors


  [ ] FOR all of the nominees listed         [ ] WITHHOLD AUTHORITY
      below (except as marked in the space       to vote for all of the nominees
      provided below)                            listed below

      Lee A. Ault Iii, Neil R. Austrian, Cynthia R. Cohen, David I. Fuente, Brenda J. Gaines, Bruce S. Gordon, W. Scott Hedrick, James L. Heskett, Michael
J. Myers, M. Bruce Nelson, Peter J. Solomon and Frank P. Scruggs, Jr.

      (INSTRUCTION: To withhold authority to vote for any individual nominee(s) strike a line through that nominee's name in the list above.


Item 2 - Proposal to ratify appointment of Deloitte & Touche LLP as Independent Public Accountants

                  [ ] FOR            [ ] AGAINST             [ ] ABSTAIN

Item 3 - Proposal to Amend the Company's Long Term Equity Incentive Plan

                  [ ] FOR           [ ] AGAINST               [ ] ABSTAIN

Item 4 - Proposal to Approve the Bonus Plan for Executive Management Employees

                  [ ] FOR           [ ] AGAINST               [ ] ABSTAIN


ITEM 5 - In Their discretion, the Proxies are authorized to vote upon such other business as may properly come before the meeting unless you indicate that you withhold such authority by so indicating below.

By checking the box at the end of this paragraph, I consent to future access of the Annual Report, Proxy Statements, prospectuses and other communications electronically via the Internet. I understand that the Company may no longer distribute printed materials to me for any future shareholder meeting until such consent is revoked. I understand that I may revoke any consent at any time by contacting the Company's transfer agent, Mellon Investor Services, LLC Ridgefield Park, New Jersey and that costs normally associated with electronic access, such as usage and telephone charges, will be my responsibility. [ ]

Please sign exactly as name appears below. When shares are held by joint tenants, both should sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such. If a corporation, please sign in full corporate name by President or other authorized officer. If a partnership, please sign in partnership by authorized person.

------------------------------------------------
         Signature

------------------------------------------------
      Signature if held jointly

DATED ___________________________________, 2002

                      VOTE BY INTERNET OR TELEPHONE OR MAIL

                         24 Hours a Day, 7 Days a Week

      Internet and telephone voting is available through 4 pm Eastern Time
               The business day prior to the annual meeting day.

YOUR INTERNET OR TELEPHONE VOTE AUTHORIZES THE NAMED PROXIES TO VOTE YOUR SHARES IN THE SAME MANNER AS IF YOU MARKED, SIGNED AND RETURNED YOUR PROXY CARD.


     INTERNET                                          TELEPHONE                                 MAIL
http://www.proxyvoting.com/odp                      1-800-840-1208
------------------------------
Use the Internet to vote your                Use any touch-tone telephone to                 Mark, sign and date
proxy.  Have your proxy card in              vote your proxy.  Have your proxy               your proxy card
hand when you access the web          OR     card in hand when you call.  You will    OR     and
site.  You will be prompted to enter         be prompted to enter your control               return it in the
your control number, located in              number, located in the box below,               enclosed postage-paid
the box below, to create and                 and then follow the directions given.           envelope.
submit an electronic ballot.


               IF YOU VOTE YOUR PROXY BY INTERNET OR BY TELEPHONE,
                  YOU DO NOT NEED TO MAIL BACK YOUR PROXY CARD.


YOU CAN VIEW THE ANNUAL REPORT AND PROXY STATEMENT
ON THE INTERNET AT www.proxyvoting.com/odp http://www.proxyvoting.com/odp

SEE THE LINKS TO THE LEFT.

                                ADMITTANCE PASS

                      2002 ANNUAL MEETING OF SHAREHOLDERS

                               OFFICE DEPOT, INC.

                            Thursday, April 25, 2002

                             10:00 a.m. Local Time

                           The Renaissance Boca Hotel
                             2000 N.W. 19th Street
                           Boca Raton, Florida 33431

For Security Reasons, You Must Present this Admittance Pass To Enter the Meeting